Exhibit 2.1

ASSET ACQUISITION AGREEMENT

BY AND BETWEEN

CNX GAS COMPANY LLC

as CONSOL

and

NOBLE ENERGY, INC.

as NOBLE

EXECUTED ON AUGUST 17, 2011

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7.6	Foreign Person	25
7.7	Litigation	25
7.8	Material Contracts	25
7.9	No Violation of Laws	27
7.10	Preferential Purchase Rights	27
7.11	Payment of Royalties	27
7.12	Imbalances	27
7.13	Current Commitments	27
7.14	Asset Taxes	28
7.15	Brokers’ Fees	28
7.16	Delivery of Hydrocarbons	28
7.17	Partnerships	28
7.18	Bonds and Credit Support	28
7.19	Environmental	28
7.20	Payout Status	29
7.21	Permits	29
7.22	Marcellus Wells	29
7.23	Suspense Accounts	29
7.24	Depletion	29
7.25	Condemnation and Eminent Domain	29
7.26	Mandatory Drilling Obligations	30
7.27	Offset Obligations	30
7.28	Requisite Noteholders	30

ARTICLE VIII	NOBLE’S REPRESENTATIONS AND WARRANTIES	30

8.1	Organization; Existence	30
8.2	Authorization	30
8.3	No Conflicts	30
8.4	Consents	31
8.5	Bankruptcy	31
8.6	Litigation	31
8.7	Regulatory	31
8.8	Financing	31
8.9	Independent Evaluation	31
8.10	Brokers’ Fees	32
8.11	Accredited Investor	32
8.12	Oil & Gas Interests	32

ARTICLE IX	CERTAIN AGREEMENTS	32

9.1	Conduct of Business	32
9.2	Governmental Bonds	34
9.3	HSR Act	34
9.4	Additional Interests	35
9.5	Non-Solicitation of Employees	35
9.6	Gathering Assets	35
9.7	Further Assurances	35

9.8	CONSOL Indentures	36
9.9	Secondees	36
9.10	Subsurface Access Easement	36
9.11	Exclusivity	36
9.12	Downstream Contracts; Processing Contracts; Gathering Contracts	36
9.13	Development Plan and Annual Plan and Budget	36

ARTICLE X	NOBLE’S CONDITIONS TO CLOSING	37

10.1	Representations	37
10.2	Performance	37
10.3	No Legal Proceedings	37
10.4	Title Defects and Environmental Defects	37
10.5	Certificate	38
10.6	HSR Act	38
10.7	Closing Deliverables	38

ARTICLE XI	CONSOL’S CONDITIONS TO CLOSING	38

11.1	Representations	38
11.2	Performance	38
11.3	No Legal Proceedings	38
11.4	Title Defects and Environmental Defects	38
11.5	HSR Act	39
11.6	Certificate	39
11.7	Closing Deliverables	39
11.8	Indenture	39

ARTICLE XII	CLOSING	39

12.1	Date of Closing	39
12.2	Place of Closing	39
12.3	Closing Obligations	39
12.4	Records	41

ARTICLE XIII	ASSUMPTION; INDEMNIFICATION; SURVIVAL	41

13.1	Assumption by Noble	41
13.2	Indemnities of CONSOL	41
13.3	Indemnities of Noble	43
13.4	Limitation on Liability	43
13.5	Express Negligence	43
13.6	Exclusive Remedy	44
13.7	Indemnification Procedures	44
13.8	Survival	46
13.9	Non-Compensatory Damages	47
13.10	Cooperation by Noble Concerning Retained Litigation	47
13.11	Waiver of Right to Rescission	47
13.12	Insurance	47

13.13	Materiality	47

ARTICLE XIV	TERMINATION, DEFAULT AND REMEDIES	47

14.1	Right of Termination	47
14.2	Effect of Termination	48
14.3	Return of Documentation and Confidentiality	49

ARTICLE XV	MISCELLANEOUS	50

15.1	Appendices, Exhibits and Schedules	50
15.2	Expenses and Taxes	50
15.3	Tax Treatment	51
15.4	Value Allocations for Tax Purposes	52
15.5	Assignment	52
15.6	Preparation of Agreement	52
15.7	Publicity	53
15.8	Notices	53
15.9	Further Cooperation	55
15.10	Filings, Notices and Certain Governmental Approvals	55
15.11	Entire Agreement; Conflicts	55
15.12	Successors and Permitted Assigns	56
15.13	Parties in Interest	56
15.14	Amendment	56
15.15	Waiver; Rights Cumulative	56
15.16	Governing Law; Jurisdiction; Venue; Jury Waiver	56
15.17	Severability	56
15.18	Counterparts	57

LIST OF APPENDIXES, EXHIBITS AND SCHEDULES

Appendixes

Appendix I	―	Definitions

Exhibits

Exhibit A	―	Leases
Exhibit A-1	―	Marcellus Formation Log
Exhibit B	―	Marcellus Wells (WI/NRI), Allocated Values
Exhibit C	―	Rights-Of-Way
Exhibit D	―	Form of Tax Partnership Agreement
Exhibit E	―	Form of Assignment
Exhibit F	―	Excluded Assets
Exhibit G	―	Form of Development Agreement
Exhibit H	―	[Reserved]
Exhibit I	―	Gathering Term Sheet
Exhibit J	―	Form of CONSOL Secondment Agreement
Exhibit K	―	Form of Noble Secondment Agreement
Exhibit L	―	Form of Water Use Agreement
Exhibit M	―	Form of Services Agreement
Exhibit N	―	Form of Surface Use Agreement
Exhibit O	―	Form of NAESB Agreement and Transaction Confirmation

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Schedules

Schedule 1.1	―	Net Acre Allocation
Schedule 1.2	―	Minimum Net Acres
Schedule 2.1	―	Geophysical/Seismic Data
Schedule 7.3	―	No Conflicts
Schedule 7.4	―	Consents
Schedule 7.7	―	Litigation
Schedule 7.8(a)	―	Material Contracts – Part 1
Schedule 7.8(b)	―	Material Contracts – Part 2
Schedule 7.9	―	Violation of Laws
Schedule 7.10	―	Preferential Purchase Rights
Schedule 7.12	―	Imbalances
Schedule 7.13	―	Current Commitments
Schedule 7.14(a)	―	Asset Taxes
Schedule 7.14(b)	―	Tax Basis
Schedule 7.16	―	Delivery of Hydrocarbons
Schedule 7.17	―	Partnerships
Schedule 7.18	―	Bonds and Credit Support
Schedule 7.19	―	Environmental
Schedule 7.20	―	Payout Status
Schedule 7.23	―	Suspense Accounts
Schedule 7.24	―	Depletion
Schedule 7.25	―	Condemnation and Eminent Domain
Schedule 7.26	―	Mandatory Drilling Obligations
Schedule 7.27	―	Offset Obligations
Schedule 9.1	―	Conduct of Business
Schedule 9.6	―	Existing Gathering Assets Provisions
Schedule 9.12(a)	―	Processing Contract Provisions
Schedule 9.12(b)	―	Processing Contracts
Schedule 9.12(c)	―	Gathering Contract Provisions
Schedule 9.12(d)	―	Gathering Contracts

ASSET ACQUISITION AGREEMENT

THIS ASSET ACQUISITION AGREEMENT (as the same may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into the 17th day of August, 2011, between CNX GAS COMPANY LLC, a Virginia limited liability company (“CONSOL”), and NOBLE ENERGY, INC., a Delaware corporation (“Noble”).  Noble and CONSOL may be referred to collectively as the “Parties” or individually as a “Party.”

RECITALS

CONSOL and Noble desire to enter into an arrangement for the joint exploration, development and operation of certain oil and gas properties located in the Commonwealth of Pennsylvania and the State of West Virginia as hereinafter described, and in connection therewith CONSOL desires to transfer to Noble, and Noble desires to acquire from CONSOL, a portion of CONSOL’s right, title and interest in and to such properties and related Conveyed Interests (as hereinafter defined) in accordance with this Agreement.

The transfer of the Conveyed Interests and the Parties’ agreement regarding the joint exploration and development of the properties underlying the Conveyed Interests will be consummated on the terms and conditions set forth in this Agreement and the Development Agreement (as hereinafter defined), each of which is an integral part of a single transaction.

NOW, THEREFORE, for and in consideration of the mutual agreements herein contained, the benefits to be derived by each Party, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATION

1.1     Defined Terms.  Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in Appendix I.

1.2     References and Rules of Construction.  All references in this Agreement to Exhibits, Appendices, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Appendices, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.  The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited.  The word “including” (in its various forms) means including without limitation.  All references to “$” or “dollars” shall be deemed references to United States dollars.  Each accounting term not defined herein, and each accounting term partly defined herein to the extent not defined, will have the meaning given to it under GAAP.  Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.  Except as expressly provided otherwise in this Agreement, references to any Law or agreement means such Law or agreement as it may be amended from time to time.

ARTICLE II
ASSET ACQUISITION

2.1     Asset Acquisition.  Subject to the terms and conditions of this Agreement, CONSOL agrees to transfer, and Noble agrees to acquire, the following interests and properties (less and except for the Excluded Assets, such interests and properties described in subsections (a) and (b) of this Section, collectively, the “Conveyed Interests”):

(a)           an undivided 50% of all of CONSOL’s right, title and interest in and to the following assets and properties:

(i)           the oil, gas and/or mineral leases and oil and gas mineral fee interests more particularly described in Exhibit A, insofar and only insofar as such leases and oil and gas mineral fee interests cover depths within the Marcellus Formation (such 50% of CONSOL’s interest in such leases and oil and gas mineral fee interests as so limited, collectively, the “Leases”), including all working interests, overriding royalty interests, net profits interests, carried interests or similar rights or interest in the Leases, and together with all rights, privileges, benefits and powers conferred upon the holder of the Leases with respect to the use and occupation of the surface of the lands covered thereby that may be necessary, convenient or incidental to the possession and enjoyment of the Leases;

(ii)          all oil and gas wells drilled on the Leases or the Units insofar and only insofar as such wells are producing from, or have been drilled to produce from, those depths within the Marcellus Formation, including the oil and gas wells listed on Exhibit B (such 50% of CONSOL’s interest in such wells as so limited, the “Marcellus Wells”) and all fresh water wells, injection wells, salt water disposal wells and other wells of every nature and kind located on the Leases or the Units, in each case, to the extent that they are primarily used in connection with the Marcellus Wells, the Leases or the Units (such 50% of CONSOL’s interest in such wells as so limited, collectively with the Marcellus Wells, the “Wells”);

(iii)         all interests in pools or units which include all or a part of any Lease insofar and only insofar as such pools or units cover depths within the Marcellus Formation (such 50% interest in such pools and units, the “Units”);

(iv)         to the extent they may be assigned (after exercising commercially reasonable efforts to obtain any and all relevant consents), all permits, licenses, servitudes, easements, rights-of-way, surface use agreements, water access and water use agreements and other similar surface use or water rights, in each case, to the extent primarily used in connection with the ownership or operation of the Properties, including those set forth in Exhibit C (such 50% of CONSOL’s interest in the foregoing, collectively, the “Rights-Of-Way” and the Leases, Units, Wells and Rights-Of-Way being collectively referred to hereinafter as the “Properties”);

(v)         all equipment, machinery, fixtures and other personal property, operational or nonoperational, in each case, to the extent primarily used in connection with the Properties or the other Conveyed Interests, including well equipment, casing, tubing, pumps, motors, machinery, platforms, rods, tanks, boilers, fixtures, manifolds, structures, materials and other items primarily used or held for the use in the operation of the Properties (such 50% of CONSOL’s interest in such properties, the “Personal Property”); and

(vi)        all Hydrocarbons produced from or allocated to the Leases, Marcellus Wells or Units on and after the Effective Time.

(b)           all of CONSOL’s right, title and interest in and to the following assets and properties to the extent, and only to the extent, that such assets and properties relate to the interests described in subsection (a) above:

(i)          to the extent assignable, all Applicable Contracts and all rights thereunder;

(ii)         all Well Imbalances relating to the Conveyed Interests;

(iii)        copies (in digital form, if available) of the following, to the extent (A) in CONSOL’s or its Affiliates’ possession or (B) to which CONSOL has the right but are in the possession of a Third Party:  (1) land and title records (including abstracts of title, title opinions (including title opinions that cover both the Marcellus Formation and other formations) and title curative documents), (2) contract files, (3) correspondence, (4) maps, operations, environmental, production and accounting records, (5) facility and engineering/well files, (6) division order files (including division and interest statements), (7) engineering and/or production files, (8) environmental files, (9) permitting files and (10) geological data, but excluding any of the foregoing items that are primarily used in connection with the ownership or operation of the Excluded Assets (the “Records”); and

(iv)        to the extent assignable without payment of fees or other penalties unless Noble agrees to, and does, pay such fees and penalties, all geophysical data, and other seismic and related technical data and information listed on Schedule 2.1.

2.2     Excluded Assets.  CONSOL shall reserve and retain all of the Excluded Assets.

2.3     Revenues and Expenses.

(a)           For purposes of determining the amount of the adjustment to the Closing Cash Payment provided for in Section 3.2, the principles set forth in this Section 2.3 shall apply except as expressly provided otherwise in this Agreement. Except as expressly provided herein, CONSOL shall remain entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds) and shall remain responsible (by payment, through the adjustments to the Closing Cash Payment hereunder or otherwise) for all Property Expenses, in each case attributable to the Conveyed Interests for the period of time prior to the Effective Time.  Except as expressly provided otherwise in this Agreement, and subject to the occurrence of the Closing, Noble shall be entitled to all of the rights of ownership (including the right to all production, proceeds of production, and other proceeds), and shall be responsible (by payment, through the adjustments to the Closing Cash Payment hereunder or otherwise) for all Property Expenses, in each case, attributable to the Conveyed Interests for the period of time from and after the Effective Time.  All Property Expenses attributable to the Conveyed Interests, in each case that are:  (i) incurred with respect to operations conducted or production produced prior to the Effective Time shall be paid by or allocated to CONSOL and (ii) incurred with respect to operations conducted or production produced from and after the Effective Time shall be paid by or allocated to Noble. Such amounts that are received or paid prior to Closing shall be accounted for in the Preliminary Settlement Statement or Final Settlement Statement as applicable.  Such amounts that are received or paid after Closing but prior to the date of the Final Settlement Statement shall be accounted for in the Final Settlement Statement.

(b)           If, after the Parties’ agreement upon the Final Settlement Statement, (i) any Party receives monies belonging to the other, including proceeds of production, then such amount shall, within five Business Days after the end of the month in which such amounts were received, be paid over to the proper Party, (ii) any Party pays monies for Property Expenses which are the obligation of the other Party hereto, then such other Party shall, within five Business Days after the end of the month in which the applicable invoice and proof of payment of such invoice were received, reimburse the Party which paid such Property Expenses, (iii) a Party receives an invoice of an expense or obligation which is owed by the other Party, such Party receiving the invoice shall promptly forward such invoice to the Party obligated to pay the same, and (iv) an invoice or other evidence of an obligation is received by a Party, which is partially an obligation of both CONSOL and Noble, then the Parties shall consult with each other, and each shall promptly pay its portion of such obligation to the obligee.

(c)           Each of CONSOL and Noble shall be permitted to offset any Property Expenses owed by such Party to the other Party pursuant to this Section 2.3 against revenues owing by such Party to such other Party pursuant to this Section 2.3, but not otherwise.

ARTICLE III
CONSIDERATION

3.1     Consideration.  The consideration for (x) the transfer of the Conveyed Interests and the transactions contemplated hereby and (y) the assumption of the Assumed Obligations, shall be comprised of the following two components:

(a)           an amount equal to $160,000,000 to be paid at Closing in cash by Noble to a Tax Partnership Account designated by CONSOL (the “Cost Reconciliation Account”) by wire transfer in same day funds for the Marcellus Wells (the “Producing Properties Cash Payment”); and

(b)           an aggregate amount equal to $1,066,888,125 to be paid in cash by Noble to the Cost Reconciliation Account by wire transfer in same day funds in three installments: (i) one installment of $355,629,375 to be paid at Closing as and when provided in this Agreement (the “First Cash Payment” and collectively with the Producing Properties Cash Payment, the “Closing Cash Payment”), (ii) one installment of $355,629,375 to be paid on the first anniversary date of Closing (the “Second Cash Payment”), and (iii) one installment of $355,629,375 to be paid on the second anniversary date of Closing (the “Third Cash Payment” and collectively with the Second Cash Payment, the “Post Closing Cash Payments”).

3.2Adjustments to Closing Cash Payment.  The Closing Cash Payment shall be adjusted as follows, and the resulting amount shall be herein called the “Adjusted Closing Cash Payment”:

(a)            The Closing Cash Payment shall be adjusted upward by the following amounts (without duplication):

(i)           an amount equal to the value of all Hydrocarbons attributable to the Conveyed Interests in storage or existing in stock tanks, pipelines and/or plants (including inventory) as of the Effective Time, the value to be based upon the contract price in effect as of the Effective Time (or if there is no contract price, then the posted price in the field in which such Hydrocarbons were produced or if no such posted price exists for such Hydrocarbons, the market price in the field in which such Hydrocarbons were produced, (in each case) in effect as of the Effective Time), net of (A) amounts payable as Burdens on such production and severance Taxes deducted by the purchaser of such production and (B) expenses (other than Property Expenses) directly incurred in earning or receiving such proceeds and any sale, excise or similar Taxes or fees payable or incurred in connection therewith not reimbursed or reimbursable to CONSOL;

(ii)          an amount equal to all Property Expenses and other costs and expenses incurred and paid by or on behalf of CONSOL that are attributable to the Conveyed Interests during the Interim Period, whether paid before or after the Effective Time, including (A) Burdens, (B) rentals and other lease maintenance payments and (C) property, severance and production Taxes and any other Taxes (exclusive of income and franchise Taxes) based upon or measured by the ownership of the Conveyed Interests, the production of Hydrocarbons or the receipt of proceeds therefrom;

(iii)         the amount of all prepaid expenses attributable to the Conveyed Interest that are paid or incurred by, or on behalf of, CONSOL that are attributable to the period of time after the Effective Time, including prepaid utility charges, and prepaid ad valorem, property, production, severance and similar Taxes based upon, or measured by the ownership of, the Conveyed Interests or the production of Hydrocarbons or the receipt of proceeds therefrom;

(iv)         the amount of all Asset Taxes prorated to Noble in accordance with Section 15.2 but paid or payable by CONSOL; and

(v)          any other amount provided for elsewhere in this Agreement or otherwise agreed in writing by CONSOL and Noble.

(b)           The Closing Cash Payment shall be adjusted downward by the following amounts (without duplication):

(i)           an amount equal to all proceeds received by CONSOL attributable to the sale of Hydrocarbons (A) produced from or allocable to the Conveyed Interests during the Interim Period or (B) contained in storage or existing in stock tanks, pipelines and/or plants (including inventory) as of the Effective Time for which an upward Closing Cash Payment adjustment was made pursuant to Section 3.2(a), (in each case) net of expenses (other than Property Expenses) directly incurred in earning or receiving such proceeds, and any severance, sales, excise or similar Taxes or fees payable or incurred in connection therewith not reimbursed or reimbursable to CONSOL by a Third Party purchaser;

(ii)          if CONSOL makes the election under Section 5.3(d)(i) with respect to a Title Defect asserted by Noble prior to Closing, the Title Defect Amount with respect to such Title Defect if such Title Defect Amount has been determined prior to Closing;

(iii)         if CONSOL makes the election under Section 6.1(b)(i) with respect to an Environmental Defect asserted by Noble, the Remediation Amount with respect to such Environmental Defect if such Remediation Amount has been determined prior to Closing;

(iv)         an amount determined pursuant to Section 4.1(b), Section 5.5(a)(i), Section 5.5(b)(i) or Section 9.1(b)(i) for any Conveyed Interests excluded from the transaction contemplated hereby pursuant to such Sections;

(v)          the amount of all Asset Taxes prorated to CONSOL in accordance with Section 15.2 but payable by Noble;

(vi)         any amounts payable to Noble pursuant to Section 5.4(c); and

(vii)        any other amount provided for elsewhere in this Agreement or otherwise agreed upon by CONSOL and Noble.

3.3     Adjustment Methodology. When available, actual figures will be used for the adjustments to the Closing Cash Payment at Closing.  To the extent actual figures are not available, estimates will be used subject to final adjustments in accordance with Section 3.5 and Section 3.6.

3.4     Preliminary Settlement Statement.  Not less than five Business Days prior to the Closing, CONSOL shall prepare and submit to Noble for review, using and based on the best information available to CONSOL, a draft settlement statement (the “Preliminary Settlement Statement”) that shall set forth the Adjusted Closing Cash Payment, reflecting each adjustment made in accordance with this Agreement as of the date of preparation of such Preliminary Settlement Statement and the calculation of the adjustments used to determine such amount, together with the designation of CONSOL’s accounts for the wire transfers of funds as set forth in Section 12.3(d).  Within three Business Days of receipt of the Preliminary Settlement Statement, Noble will deliver to CONSOL a written report containing all changes with the explanation therefor that Noble proposes to be made to the Preliminary Settlement Statement, if any.  The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Closing Cash Payment at Closing; provided that if the Parties cannot agree on the Preliminary Settlement Statement prior to the Closing, the Preliminary Settlement Statement as presented by CONSOL will be used to adjust the Closing Cash Payment at Closing.

3.5     Final Settlement Statement.  On or before the date that is 120 days following the Closing Date, a final settlement statement (the “Final Settlement Statement”) will be prepared by CONSOL, based on actual revenues and expenses during the Interim Period and which takes into account all final adjustments made to the Closing Cash Payment and shows the resulting final Adjusted Closing Cash Payment.  The Final Settlement Statement shall set forth the actual proration of the amounts required by this Agreement.  As soon as practicable, and in any event within 30 days after receipt of the Final Settlement Statement, Noble will deliver to CONSOL a written report containing any proposed changes to the Final Settlement Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”).  Any changes not so specified in the Dispute Notice shall be deemed waived and CONSOL’s determinations with respect to all such elements of the Final Settlement Statement that are not addressed specifically in the Dispute Notice shall prevail.  If Noble fails to timely deliver a Dispute Notice to CONSOL containing changes Noble proposes to be made to the Final Settlement Statement, the Final Settlement Statement as delivered by CONSOL will be deemed to be mutually agreed upon by the Parties and will be final and binding on the Parties.  If the final Adjusted Closing Cash Payment set forth in the Final Settlement Statement is mutually agreed upon by CONSOL and Noble (or deemed agreed, as the case may be), the Final Settlement Statement and the final Adjusted Closing Cash Payment as so agreed or deemed agreed, shall be final and binding on the Parties, subject to the provisions of Section 2.3(b).  Once the final Adjusted Closing Cash Payment has been agreed (or deemed agreed) upon by the Parties pursuant to this Section 3.5 or determined by the Accounting Arbitrator pursuant to Section3.6, as applicable, then, if the final Adjusted Closing Cash Payment is (a) more than the Adjusted Closing Cash Payment used at Closing pursuant to Section 3.4, Noble shall pay into the Cost Reconciliation Account the amount of such difference, and (b) less than the Adjusted Closing Cash Payment used at Closing pursuant to Section 3.4, CONSOL shall pay to an account designated by Noble the amount of such difference, in each case, by wire transfer in immediately available funds no later than five Business Days after the date such final Adjusted Closing Cash Payment is agreed, or deemed agreed, pursuant to this Section 3.5 or determined pursuant to Section 3.6, as applicable.

3.6     Disputes.  If CONSOL and Noble are unable to resolve the matters addressed in the Dispute Notice (if any), each of Noble and CONSOL shall within 14 Business Days after the delivery of such Dispute Notice, summarize its position with regard to such dispute in a written document of 20 pages or less and submit such summaries to the Pittsburgh office of PricewaterhouseCoopers LLP, or if PricewaterhouseCoopers LLP is unable or unwilling to serve as arbitrator and absent agreement by the Parties, by the Pittsburgh, Pennsylvania office of the AAA (the “Accounting Arbitrator”), together with the Dispute Notice, the Final Settlement Statement and any other documentation such Party may desire to submit.  Within 20 Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either CONSOL’s position or Noble’s position with respect to each matter addressed in any Dispute Notice, based on the materials described above.  Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on CONSOL and Noble and will be enforceable against any of the Parties in any court of competent jurisdiction.  The costs of such Accounting Arbitrator shall be borne one-half by Noble and one-half by CONSOL.  The Final Settlement Statement and final Adjusted Closing Cash Payment determined by the Accounting Arbitrator pursuant to this Section 3.6 shall be final and binding on the Parties (other than with respect to amounts not accounted for therein or settled thereby, which amounts shall be subject to the provisions of Section 2.3(b)).

3.7     Allocated Values.  The “Allocated Value” for any Conveyed Interest equals (a) with respect to any Lease (or portion thereof) included in the Conveyed Interests for which there is not an associated Marcellus Well, the applicable Net Acre Allocation with respect to the Conveyed Interest in such Lease, and (b) with respect to any Marcellus Well included in the Conveyed Interests, the amount allocated to the Conveyed Interest in such Marcellus Well on Exhibit B, and, in each case, such Allocated Values shall be used in calculating adjustments to the Closing Cash Payment and Carried Cost Obligation as provided herein.

ARTICLE IV
ACCESS / DISCLAIMERS

4.1           Access.

(a)           From and after the date hereof and up to and including the earlier of (i) the date upon which this Agreement is terminated pursuant to the terms hereof and (ii) the date the Records are delivered to Noble pursuant to Section 12.4, but subject to the other provisions of this Section 4.1 and obtaining any required consents of Third Parties, including Third Party operators of the Conveyed Interests (with respect to which consents CONSOL shall use commercially reasonable efforts to obtain), CONSOL shall afford to Noble and its Affiliates and their respective officers, employees, agents, accountants, attorneys, investment bankers, consultants and other authorized representatives (the “Noble Representatives”) reasonable access, during normal business hours, to the Conveyed Interests and all Records and other documents in CONSOL’s or its Affiliates’ possession relating to the Conveyed Interests.  CONSOL shall also make available to Noble and the Noble Representatives, upon reasonable notice during normal business hours, CONSOL’s personnel knowledgeable with respect to the Conveyed Interests in order that Noble may make such diligence investigation as Noble considers necessary or appropriate.  All investigations and due diligence conducted by Noble or any Noble Representative shall be conducted at Noble’s sole cost, risk and expense and any conclusions made from any examination done by Noble or any Noble Representative shall result from Noble’s own independent review and judgment.  Noble shall coordinate its access rights and physical inspections of the Conveyed Interests with CONSOL to minimize any inconvenience to or interruption of the conduct of business by CONSOL and CONSOL shall have the right to accompany Noble and any Noble Representative in connection with any physical inspection of the Conveyed Interests.  Noble shall, and shall cause all Noble Representatives to, abide by CONSOL’s, and any Third Party operator’s safety rules, regulations, and operating policies while conducting its due diligence evaluation of the Conveyed Interests, including any environmental or other inspection or assessment of the Conveyed Interests, and to the extent required by any Third Party operator, execute and deliver any required bonding agreement of such Third Party operator or provide evidence that Noble maintains insurance as may be required by such Third Party operator.

(b)           Before conducting any sampling, boring, drilling or other invasive investigation activities with respect to any environmental due diligence (“Invasive Activities”) on or with respect to any of the Conveyed Interests, Noble shall furnish CONSOL with a written description of the proposed scope of the Invasive Activities to be conducted, including a description of the activities to be conducted and a description of the approximate location and expected timing of such activities.  If CONSOL reasonably determines that any of the proposed Invasive Activities may unreasonably interfere with normal operation of the Conveyed Interests or the real property and other assets associated with the Conveyed Interests or if CONSOL reasonably determines that it is necessary in order to comply with CONSOL’s safety policies and procedures, CONSOL may require appropriate modification of the proposed Invasive Activity.  CONSOL shall notify Noble of any such modification within three Business Days.  Any Invasive Activities shall be conducted by a reputable environmental consulting or engineering firm, approved in advance by CONSOL (such approval not to be unreasonably withheld or delayed) and, once approved, such environmental consulting or engineering firm shall be deemed to be a “Noble Representative.”  CONSOL shall have the right, at its option, to split any samples collected from the Conveyed Interests with Noble.  Notwithstanding anything herein to the contrary, Noble shall not have access to, and shall not be permitted to conduct any environmental due diligence (including any Phase I environmental property assessment) with respect to, any Conveyed Interests where CONSOL does not have the authority to grant access for such due diligence, unless Noble obtains the necessary authority.  If CONSOL is unable to grant access to Noble to conduct any Invasive Activities recommended in a Third Party environmental assessment prepared for Noble with respect to any Conveyed Interest, then Noble may, at its option, require CONSOL to retain the affected Conveyed Interests by delivering written notice thereof at least 5 Business Days before the Closing, such Conveyed Interests shall be considered Excluded Assets for all purposes hereunder and the Closing Cash Payment shall be adjusted downward by the Allocated Value of such Conveyed Interests.

(c)           Noble hereby Indemnifies each of the operators of the Conveyed Interests and each CONSOL Indemnified Party from and against any and all Liabilities (including any injury, loss or damage arising out of such entry that may occur to Noble or any Noble Representative) arising out of, resulting from or relating to any office visit, field visit, environmental property assessment or other due diligence activity conducted by Noble or any Noble Representative with respect to the Conveyed Interests, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, IN WHOLE OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF, OR THE VIOLATION OF LAW BY, A MEMBER OF THE CONSOL INDEMNIFIED PARTIES, EXCEPTING ONLY LIABILITIES ACTUALLY RESULTING ON THE ACCOUNT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A MEMBER OF CONSOL INDEMNIFIED PARTIES.

(d)           Noble agrees to promptly provide CONSOL, but in any event no later than the earlier of (i) 30 days after receipt or creation of such reports and/or test results or (ii) the date Noble delivers an Environmental Defect Notice which relies, in whole or in part, on such reports and/or test results, copies of all final reports and test results prepared by Noble and/or any Noble Representative, which contain data collected or generated from Noble’s due diligence with respect to the Conveyed Interests, including all environmental and title reports.  CONSOL shall not be deemed by its receipt of said reports and/or test results or otherwise to have made any representation or warranty, expressed, implied or statutory, as to the condition of the Conveyed Interests or to the accuracy of said documents or the information contained therein.

(e)           Upon completion of Noble’s due diligence, Noble shall at its sole cost and expense and without any cost or expense to CONSOL or its Affiliates, (i)  repair any damage to the Conveyed Interests (including the real property and other assets associated therewith) to their approximate condition prior to commencement of Noble’s due diligence or if such repairs are impossible or impracticable, replace the Conveyed Interests affected by such damage; provided that Noble shall only be obligated to make such repairs or replacements to the extent such damage was caused by or arose out of Noble’s due diligence, and (ii) remove all equipment, tools or other property brought onto the Conveyed Interests in connection with Noble’s due diligence.  Any material disturbance to the Conveyed Interests (including the real property and other assets associated therewith) resulting from the due diligence conducted by or on behalf of Noble will be promptly corrected by Noble.

(f)           During all periods that Noble and/or any of Noble’s Representatives are on the Conveyed Interests, Noble shall maintain, at its sole expense and with insurers reasonably satisfactory to CONSOL, policies of insurance of the types and in the amounts reasonably requested by CONSOL.  Coverage under all insurance required to be carried by Noble hereunder will (i) be primary insurance, (ii) list CONSOL Indemnified Parties (other than the shareholders of CONSOL Energy Inc.) as additional insureds, (iii) waive subrogation against CONSOL Indemnified Parties and (iv) provide for 30 days prior notice to CONSOL in the event of cancellation or modification of the policy or reduction in coverage.  Upon request by CONSOL, Noble shall provide evidence of such insurance to CONSOL prior to entering the lands underlying the Conveyed Interests.

4.2    Confidentiality.  Noble acknowledges that, pursuant to its right of access to the Records or the Conveyed Interests, Noble will become privy to confidential and other information of CONSOL and that such confidential information shall be held confidential by Noble and the Noble Representatives in accordance with the terms of the Confidentiality Agreement.  If the Closing should occur, the foregoing confidentiality restriction on Noble, including the Confidentiality Agreement, shall terminate (except as to (a) any Conveyed Interests that are excluded from the transactions contemplated hereby pursuant to the provisions of this Agreement, (b) the Excluded Assets and (c) information related to any assets other than the Conveyed Interests).

4.3     Disclaimers.

(a)           EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE VII AND WITH RESPECT TO THE SPECIAL WARRANTY OF TITLE SET FORTH IN THE ASSIGNMENT, (I) CONSOL MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) CONSOL EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO NOBLE OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO NOBLE BY A MEMBER OF THE CONSOL INDEMNIFIED PARTIES).

(b)           EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE VII AND WITH RESPECT TO THE SPECIAL WARRANTY OF TITLE SET FORTH IN THE ASSIGNMENT, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, CONSOL EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, BY ANY MEMBER OF THE CONSOL INDEMNIFIED PARTIES, AS TO (I) TITLE TO ANY OF THE CONVEYED INTERESTS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE CONVEYED INTERESTS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE CONVEYED INTERESTS, (IV) ANY ESTIMATES OF THE VALUE OF THE CONVEYED INTERESTS OR FUTURE REVENUES GENERATED BY THE CONVEYED INTERESTS, (V) THE PRODUCTION OF HYDROCARBONS FROM THE CONVEYED INTERESTS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE CONVEYED INTERESTS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY CONSOL OR THIRD PARTIES WITH RESPECT TO THE CONVEYED INTERESTS, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO NOBLE OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT.  EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE VII OR WITH RESPECT TO THE SPECIAL WARRANTY OF TITLE SET FORTH IN THE ASSIGNMENT, CONSOL FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY CONVEYED INTERESTS, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT NOBLE SHALL BE DEEMED TO BE OBTAINING THE CONVEYED INTERESTS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT NOBLE, SUBJECT TO ITS RIGHTS UNDER ARTICLE V, HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS NOBLE DEEMS APPROPRIATE.

(c)           EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN SECTION 7.19 AND SUBJECT TO NOBLE’S RIGHTS UNDER SECTION 13.2(g) AND SECTION 13.2(h), WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, CONSOL MAKES NO REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE CONVEYED INTERESTS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND SUBJECT TO NOBLE’S RIGHTS UNDER SECTIONS 6.1 AND 7.19, NOBLE SHALL BE DEEMED TO BE TAKING THE CONVEYED INTERESTS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT NOBLE, SUBJECT TO ITS RIGHTS UNDER ARTICLE VI,  HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS NOBLE DEEMS APPROPRIATE.

(d)           CONSOL AND NOBLE AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 4.3 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.

ARTICLE V
TITLE MATTERS; CASUALTIES; TRANSFER RESTRICTIONS

5.1    General Disclaimer of Title Warranties and Representations.  Except for the special warranty of title contained in the Assignment and subject to and without limiting Noble’s remedies for Title Defects set forth in this Article V, CONSOL makes no warranty or representation, express, implied, statutory or otherwise, with respect to CONSOL’s title to any of the Conveyed Interests and Noble hereby acknowledges and agrees that Noble’s sole and exclusive remedy for any defect of title or any other title matter, including any Title Defect, with respect to any of the Conveyed Interests (a) before the Title Defect Claim Date, shall be as set forth in Section 5.3 and (b) after the Title Defect Claim Date, shall be pursuant to the special warranty of title, to the extent applicable, contained in the Assignment.

5.2    Special Warranty.  The Assignment delivered at the Closing will contain a special warranty of title by CONSOL to the Marcellus Wells, Leases and the Subsurface Access Easement pursuant to the terms of the Assignment.

5.3     Notice of Title Defects; Defect Adjustments.

(a)           Title Defect Notices.  On or before the Title Defect Claim Date, Noble must deliver claim notices to CONSOL meeting the requirements of this Section 5.3(a) (collectively the “Title Defect Notices” and individually a “Title Defect Notice”) setting forth any matters which, in Noble’s reasonable opinion, constitute Title Defects and which Noble intends to assert as a Title Defect pursuant to this Article V.  For all purposes of this Agreement and notwithstanding anything herein to the contrary (except for the special warranty of title contained in the Assignment as limited by Section 5.2), Noble shall be deemed to have waived, and CONSOL shall have no liability for, any Title Defect which Noble fails to assert as a Title Defect by a properly delivered Title Defect Notice received by CONSOL on or before the Title Defect Claim Date.  To be effective, each Title Defect Notice shall be in writing, and shall include (i) a description of the alleged Title Defect(s), (ii) the Marcellus Wells or Leases affected by the Title Defect (each a “Title Defect Property”), (iii) the Allocated Value of each Title Defect Property, (iv) supporting documents reasonably necessary for CONSOL to verify the existence of the alleged Title Defect(s), and (v) the amount by which Noble reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect(s) and the computations (in reasonable detail) upon which Noble’s belief is based.  To give CONSOL an opportunity to commence reviewing and curing Title Defects, Noble agrees to use reasonable efforts to give CONSOL, on or before the end of each calendar month prior to the Title Defect Claim Date, written notice of all Title Defects discovered by Noble during the preceding calendar month, which notice may be preliminary in nature and supplemented prior to the expiration of the Title Defect Claim Date.  Noble shall also promptly furnish CONSOL with written notice of any Title Benefit which is discovered by any of Noble’s or any of its Affiliate’s employees, title attorneys, landmen or other title examiners while conducting Noble’s due diligence with respect to the Conveyed Interests prior to the Title Defect Claim Date.

(b)           Title Benefit Notices.  CONSOL shall have the right, but not the obligation, to deliver to Noble on or before the Title Defect Claim Date with respect to each Title Benefit a notice (a “Title Benefit Notice”) including (i) a description of the Title Benefit, (ii) the Marcellus Wells or Leases affected by the Title Benefit (each a “Title Benefit Property”), and (iii) the amount by which CONSOL reasonably believes the Allocated Value of such Title Benefit Property is increased by the Title Benefit, and the computations upon which CONSOL’s belief is based.

(c)           CONSOL’s Right to Cure.  CONSOL shall have the right, but not the obligation, to attempt, at its sole cost, to cure any Title Defect of which it has been advised by Noble at any time prior to 180 days following CONSOL’s receipt of a Title Defect Notice with respect to such Title Defect (such date of receipt with respect to each Title Defect, the “Title Defect Notice Date”); provided, however, that, if after the diligent pursuit of other remedies reasonably available to CONSOL to cure any such Title Defect, CONSOL reasonably believes that such Title Defect can be cured through a quiet title or similar proceeding, then the applicable Cure Period with respect to such Title Defect shall be extended to 18 months following the applicable Title Defect Notice Date, notwithstanding CONSOL’s previous attempt to cure such Title Defect without the use of a quiet title or similar proceeding, so long as CONSOL’s initial attempt to cure such Title Defect was diligently pursued and CONSOL initiates the quiet title or similar proceeding on or before the end of the original 180-day Cure Period and diligently pursues such proceeding (the “Cure Period”).  In the event that an adjustment for a Title Defect Amount is made to the Closing Cash Payment or the Carry Cost Obligation and CONSOL thereafter cures, during the applicable Cure Period, the Title Defect for which such adjustment was made, then (i) if the adjustment was made to the Closing Cash Payment, Noble shall promptly, but in any event within ten Business Days after such Title Defect has been cured and Noble has received written notice from CONSOL thereof, pay to CONSOL the amount by which the Closing Cash Payment was adjusted on account of such Title Defect, or (ii) if the adjustment was made to the Carry Cost Obligation, then the Carry Cost Obligation shall, within ten Business Days after such Title Defect has been cured and Noble has received written notice from CONSOL thereof, be increased by the amount by which the Carry Cost Obligation was reduced on account of such Title Defect.

(d)           Remedies for Title Defects.  Subject to (w) CONSOL’s continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto, (x) the rights of the Parties pursuant to Section 14.1(c), (y) the Individual Title Defect Threshold and (z) after decreasing the aggregate Title Defect Amounts by the Title Benefit Amount and the Title Defect Deductible, in the event that any Title Defect timely asserted by Noble in accordance with Section 5.3(a) is not waived in writing by Noble or cured during the Cure Period, CONSOL shall elect to:

(i)           for any Title Defect (A) properly asserted by Noble prior to Closing and for which the Title Defect Amount is agreed to prior to Closing, reduce the Closing Cash Payment by an amount determined pursuant to Section 5.3(g) or Section 5.3(j) (the “Title Defect Amount”), or (B) properly asserted by Noble (i) prior to Closing for which the Title Defect Amount is not agreed to prior to Closing or (ii) after Closing, in each case, reduce the Carried Cost Obligation by the Title Defect Amount of such Title Defect;

(ii)          upon obtaining Noble’s prior written consent, assume and Indemnify Noble against all Liability (up to the Allocated Value of the affected Conveyed Interest) resulting from such Title Defect with respect to the applicable Conveyed Interests pursuant to an indemnity agreement prepared by CONSOL in a form and substance reasonably acceptable to Noble (a “Title Indemnity Agreement”); or

(iii)         with respect to any Title Defect arising on account of there being less than the Minimum Net Acres for any Area, at CONSOL’s sole cost and expense, obtain additional Net Acres by the acquisition of leases and/or oil and gas mineral fee interests within such Area, or agree to assign to Noble a greater percentage of CONSOL’s interest in one or more existing Leases in such Area, in each case, in order to provide Noble with the Minimum Net Acres for such Area; provided that such additional interests obtained by CONSOL pursuant to this Section 5.3(d)(iii) shall contain material terms reasonably similar to, and be of reasonably similar value as, in each case, those interests giving rise to the Title Defect Properties relating to the Title Defect in question.

(e)           Remedies for Title Benefits.  With respect to each Title Benefit Property reported under Section 5.3(b), the aggregate Title Defect Amounts shall be decreased by an amount equal to the increase in the Allocated Value for the Conveyed Interest attributable to the Title Benefit Property relating to such Title Benefit, as determined pursuant to Section 5.3(h) or Section 5.3(j) (the “Title Benefit Amount”).  A Title Benefit shall only be taken into account if Noble has actual Knowledge of such Title Benefit on or prior to the Title Defect Claim Date.

(f)            Exclusive Remedy.  Except for CONSOL’s special warranty of title contained in the Assignment, and subject to either Party’s rights to terminate this Agreement pursuant to Section 14.1(c), Noble hereby acknowledges and agrees that Section 5.3(d) shall be Noble’s sole and exclusive remedy for any defect of title or any title matter, including any Title Defect, and Noble hereby expressly waives any and all other rights or remedies with respect thereto.

(g)           Title Defect Amount.  The Title Defect Amount resulting from a Title Defect shall be the amount by which the Allocated Value of the Conveyed Interest attributed to the affected Title Defect Property is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following terms and conditions:

(i)           if Noble and CONSOL agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(ii)          if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(iii)         if the Title Defect represents a discrepancy such that the actual aggregate Net Acres for the applicable Area is less than the Minimum Net Acres for such Area, then the Title Defect Amount shall be the product obtained by multiplying the difference between such Net Acres amounts for the applicable Area by the Net Acre Allocation applicable to such Area;

(iv)         if the Title Defect represents an Encumbrance upon, or other Title Defect affecting, the Title Defect Property of a type not described above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Conveyed Interest attributed to the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Noble and CONSOL and such other reasonable factors as are necessary to make a proper evaluation; provided, however, that if such Title Defect is reasonably capable of being cured, the Title Defect Amount shall not be greater than the lesser of (A) the reasonable cost and expense of curing such Title Defect and (B) the Allocated Value of the Conveyed Interest attributable to the Title Defect Property;

(v)          the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; and

(vi)         notwithstanding anything to the contrary in this Article V, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of the Conveyed Interest attributable to such Title Defect Property.

(h)           Title Benefit Amount.  The Title Benefit Amount resulting from a Title Benefit shall be determined in accordance with the following methodology, terms and conditions:

(i)           if Noble and CONSOL agree on the Title Benefit Amount, then that amount shall be the Title Benefit Amount;

(ii)          if the Title Benefit represents a discrepancy such that the actual aggregate Net Acres for any Area is greater than the Minimum Net Acres for such Area, then the Title Benefit Amount shall be the product obtained by multiplying the positive difference between such Net Acres amounts for the applicable Area by the Net Acre Allocation applicable to such Area; and

(iii)         if the Title Benefit is of a type not described above, then the Title Benefit Amounts shall be determined by taking into account the Allocated Value of the Title Benefit Property, the portion of such Title Benefit Property affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Title Benefit Property, the values placed upon the Title Benefit by Noble and CONSOL and such other reasonable factors as are necessary to make a proper evaluation.

(i)           Title Deductibles.  Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Closing Cash Payment or the Carried Cost Obligation (as applicable) or any other remedy provided by CONSOL hereunder for any individual Title Defect for which the Title Defect Amount does not exceed $25,000 (the “Individual Title Defect Threshold”); and (ii) in no event shall there be any adjustments to the Closing Cash Payment or the Carried Cost Obligation (as applicable) or any other remedy provided by CONSOL hereunder for any Title Defect for which the Title Defect Amount exceeds the Individual Title Defect Threshold unless (A) the sum of the Title Defect Amounts of all such Title Defects that exceed the Individual Title Defect Threshold, in the aggregate (excluding any Title Defect Amounts attributable to Title Defects cured by CONSOL or for which CONSOL provides an indemnity pursuant to Section 5.3(d)(ii)) less the sum of all the Title Benefit Amounts determined under Section 5.3(h), exceeds (B) the Title Defect Deductible, after which point Noble shall be entitled to remedies for such Title Defects only to the extent that the Title Defect Amounts with respect thereto are in excess of the Title Defect Deductible.  For the avoidance of doubt, if CONSOL elects pursuant to Section 5.3(d)(ii) to Indemnify Noble for any Title Defect, then, after such election, relating to the Title Defect for which CONSOL provides an indemnity pursuant to Section 5.3(d)(ii) (x) will not be counted towards the Title Defect Deductible and (y) will be counted for purposes of Section 14.1(c).

(j)           Title Dispute Resolution.  CONSOL and Noble shall attempt to agree on each Title Defect, Title Benefit, Title Defect Amount and Title Benefit Amount (collectively “Title Disputes”) prior to the applicable Title Dispute Date.  If CONSOL and Noble are unable to agree by on any Title Dispute by the applicable Title Dispute Date, then either Party shall have the right to elect, upon written notice to the other Party, to initiate arbitration to resolve such Title Dispute.  All Title Disputes shall be exclusively and finally resolved pursuant to this Section 5.3(j).  There shall be a single arbitrator, who shall be a title attorney with at least ten years experience in oil and gas titles involving properties in the regional area in which the Title Defect Properties are located (the “Title Arbitrator”).  The Title Arbitrator shall be selected by mutual agreement of Noble and CONSOL within 15 days after the election by a Party to utilize the provisions of this Section 5.3(j) with respect to a Title Dispute.  If the Parties are unable to mutually agree upon the Title Arbitrator, the Pittsburgh, Pennsylvania office of the AAA shall appoint the Title Arbitrator under such conditions as the AAA in its sole discretion deems necessary or advisable.  The place of arbitration shall be Pittsburgh, Pennsylvania, and the arbitration shall be conducted in accordance with the AAA Rules, to the extent such rules do not conflict with the terms of this Section 5.3(j).  The Title Arbitrator’s determination shall be made within 30 days after submission of Title Disputes and shall be final and binding upon both Parties, without right of appeal. In making his determination, the Title Arbitrator shall be bound by the rules set forth in Section 5.3(g) and Section 5.3(h) and, subject to the foregoing, may consider such other matters as in the opinion of the Title Arbitrator are necessary to make a proper determination.  The Title Arbitrator, however, may not award (i) Noble a greater Title Defect Amount than the Title Defect Amount claimed by Noble in its applicable Title Defect Notice or (ii) CONSOL a greater Title Benefit Amount than the Title Benefit Amount claimed by CONSOL in the applicable Title Benefit Notice.  The Title Arbitrator shall act for the limited purpose of determining the specific Title Disputes submitted by either Party and the Title Arbitrator may not award damages, interest or penalties to either Party with respect to any Title Dispute. CONSOL and Noble shall each bear its own legal fees and other costs of presenting its case to the Title Arbitrator.  Each of CONSOL and Noble shall bear one-half of the costs and expenses of the Title Arbitrator.  To the extent that the award of the Title Arbitrator with respect to any Title Dispute is not taken into account as an adjustment to the Closing Cash Payment pursuant to Section 3.4 and Section 3.5 and the applicable Party would otherwise be entitled to an adjustment under the provisions of Section 5.3(i), then within ten days after the Title Arbitrator delivers written notice to Noble and CONSOL of his award with respect to a Title Dispute, and subject to Section 5.3(i), (A) the Carried Cost Obligation shall be increased by the amount so awarded by the Title Arbitrator to CONSOL and (B) the Carried Cost Obligation shall be decreased by the amount so awarded by the Title Arbitrator to Noble.  Nothing herein shall operate to cause Closing to be delayed on account of any arbitration conducted pursuant to this Section 5.3(j) with respect to any Title Defect properly asserted by Noble prior to the Closing and to the extent any adjustments are not agreed upon by the Parties as of the Closing, the Closing Cash Payment shall not be adjusted therefor at Closing and subsequent adjustments to the Carried Cost Obligation, if any, will be made pursuant to this Section 5.3(j).

5.4     Casualty or Condemnation Loss.

(a)           Notwithstanding anything herein to the contrary, from and after the Effective Time if Closing occurs, with respect to the Conveyed Interest, Noble shall assume all risk of loss with respect to (i) production of Hydrocarbons through normal depletion (including watering out of any well, collapsed casing or sand infiltration of any well) and (ii) the depreciation of Personal Property due to ordinary wear and tear, in each case, with respect to the Conveyed Interests and Noble shall not assert such matters as any casualty losses or Title Defects hereunder.

(b)           If, after the date of this Agreement but prior to the Closing Date, any portion of the Conveyed Interests is destroyed or damaged by Casualty (other than downhole destruction or impairment through downhole risks) or is taken in condemnation or under right of eminent domain, and the amount of the costs and expenses associated with repairing or restoring the Conveyed Interest(s) affected by such Casualty or taking, determined in the same manner as a Title Defect in accordance with Section 5.3(g), for any Lease, Unit or Marcellus Well taken exceeds 5% of the Total Amount, then Noble shall nevertheless be required to close, and CONSOL shall elect by written notice to Noble prior to Closing either to (i) cause the Conveyed Interest(s) affected by such Casualty or taking to be repaired or restored to at least its condition prior to such casualty or taking, at CONSOL’s sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date), or (ii) treat such Casualty or taking as a Title Defect with respect to the affected Conveyed Interest(s) under Section 5.3.  In the event CONSOL elects not to repair or restore the affected Conveyed Interest(s), any dispute with respect to the value of the Conveyed Interest(s) affected by such Casualty or taking shall be submitted to a “Casualty and Condemnation Arbitrator”, being an attorney with at least ten years experience in oil and gas related matters, and the amount attributable to each such disputed Casualty or taking shall be finally resolved following a procedure substantially similar to that set forth in Section 5.3(j).  CONSOL shall retain all rights to insurance and other claims against Third Parties with respect to the Casualty or taking except to the extent the Parties otherwise agree in writing.

(c)           If, after the date of this Agreement but prior to the Closing Date, (i) any portion of the Conveyed Interests is destroyed or damaged by Casualty or is taken in condemnation or under right of eminent domain, and the loss as a result of such individual Casualty or taking is 5% of the Total Amount or less, or (ii) any downhole Conveyed Interest (regardless of the amount of loss) is destroyed or otherwise impaired by Casualty, then Noble shall nevertheless be required to close and accept as compensation all sums paid to CONSOL by Third Parties by reason of such Casualty or taking, to the extent attributable to the Conveyed Interests so affected, and CONSOL shall assign, transfer and set over to Noble, or subrogate Noble to, all of CONSOL’s right, title and interest (if any) in any insurance claims, unpaid awards and other rights arising out of such Casualty or taking against Third Parties (other than Affiliates of CONSOL and, as applicable, such Affiliates’ directors, officers, employees and agents), but only to the extent such claims, awards and other rights are attributable to the Conveyed Interests.

5.5     Preferential Purchase Rights and Consents to Assign.

(a)           With respect to each Preferential Purchase Right set forth in Schedule 7.10, prior to Closing, CONSOL shall send to the holder of each such Preferential Purchase Right a notice in compliance with the contractual provisions applicable to such Preferential Purchase Right.

(i)           If, prior to Closing, any holder of a Preferential Purchase Right notifies CONSOL that it intends to consummate the acquisition of the Conveyed Interest to which its Preferential Purchase Right applies or if the time for exercising such Preferential Purchase Right has not expired, then the Conveyed Interest subject to such Preferential Purchase Right shall be excluded from the Conveyed Interests to be assigned to Noble at Closing (but only to the extent of the portion of such Conveyed Interest affected by the Preferential Purchase Right), and the Closing Cash Payment shall be reduced by the Allocated Value of such Conveyed Interest (or portion thereof) so excluded.  CONSOL shall be entitled to all consideration given by any Person exercising a Preferential Purchase Right prior to Closing.  If such holder of such Preferential Purchase Right thereafter fails to consummate the acquisition of the Conveyed Interest (or portion thereof) covered by such Preferential Purchase Right on or before 90 days following the Closing Date or the time for exercising such Preferential Purchase Right expires without exercise by the holder thereof (A) CONSOL shall so notify Noble and (B) CONSOL shall assign, on the tenth Business Day following receipt of such notice or termination of such right without exercise, such Conveyed Interest (or portion thereof) that was so excluded to Noble effective as of the Effective Time pursuant to an instrument in substantially the same form as the Assignment, and Noble shall pay into a Tax Partnership Account designated by CONSOL the amount by which the Closing Cash Payment was reduced at Closing with respect to such excluded Conveyed Interest (or portion thereof) (as adjusted pursuant to Section 3.2 through the date of such conveyance); and

(ii)          All Conveyed Interests for which any applicable Preferential Purchase Right has been waived, or as to which the period to exercise the applicable Preferential Purchase Right has expired (and such Preferential Purchase Right has not been exercised), in each case, prior to Closing, shall be sold to Noble at Closing pursuant to the provisions of this Agreement.

(b)           With respect to each Consent set forth in Schedule 7.4 (subject to the provisions of (x) Schedule 9.12(a) with respect to the Processing Contracts and (y) Schedule 9.12(c) with respect to the Gathering Contracts), CONSOL, prior to Closing, shall send to the holder of each such Consent a notice in compliance with the contractual provisions applicable to such Consent seeking such holder’s consent to the transactions contemplated hereby.

(i)           If (A) CONSOL fails to obtain a Consent set forth in Schedule 7.4 prior to Closing and the failure to obtain such Consent would cause (1) the assignment of the Conveyed Interests affected thereby to Noble to be void or (2) the termination of a Lease under the express terms thereof, (B) a Consent requested by CONSOL is denied in writing, or (C) the Consent is required from a Governmental Authority (other than a Customary Post Closing Consent), then, in each case, (x) the Conveyed Interest (or portion thereof) affected by such un-obtained Consent shall be excluded from the Conveyed Interests to be assigned to Noble at Closing, and the Closing Cash Payment shall be reduced by the Allocated Value of such Conveyed Interest (or portion thereof) so excluded.  In the event that any such Consent (with respect to a Conveyed Interest excluded pursuant to this Section 5.5(b)(i)) that was not obtained prior to Closing is obtained within one year following the Closing Date, then, on the tenth Business Day after such Consent is obtained, CONSOL shall assign the Conveyed Interest (or portion thereof) that was so excluded as a result of such previously un-obtained Consent to Noble pursuant to an instrument in substantially the same form as the Assignment, and Noble shall pay into a Tax Partnership Account designated by CONSOL the amount by which the Closing Cash Payment was reduced at Closing with respect to the Conveyed Interest (or portion thereof) so excluded (as adjusted pursuant to Section 3.2 through the date of such conveyance);

(ii)          If CONSOL fails to obtain a Consent set forth in Schedule 7.4 prior to Closing (A) and the failure to obtain such Consent would not cause (1) the assignment of the Conveyed Interest (or portion thereof) affected thereby to Noble to be void or (2) the termination of a Lease under the express terms thereof, (B) such Consent requested by CONSOL is not denied in writing by the holder thereof, and (C) such Consent is not required from a Governmental Authority (or is a Customary Post Closing Consent), then the Conveyed Interest (or portion thereof) subject to such un-obtained Consent shall nevertheless be assigned by CONSOL to Noble at Closing as part of the Conveyed Interests.  Any Liability that arises due to the failure to obtain such Consent shall be borne 50% by CONSOL and 50% by Noble and

(iii)         Prior to Closing, CONSOL shall use its commercially reasonable efforts, with reasonable assistance from Noble (including Noble providing requested assurances of financial condition and operator qualifications), to obtain all Consents listed on Schedule 7.4; provided, however, that CONSOL shall not be required to incur any Liability or pay any money in order to obtain any such Consent.

ARTICLE VI
ENVIRONMENTAL MATTERS

6.1     Environmental Defects.

(a)           Assertions of Environmental Defects.  Noble must deliver claim notices to CONSOL meeting the requirements of this Section 6.1(a) (collectively the “Environmental Defect Notices” and individually an “Environmental Defect Notice”) not later than the Environmental Defect Claim Date setting forth any matters that, in Noble’s reasonable opinion, constitute Environmental Defects and that Noble intends to assert as Environmental Defects pursuant to this Section 6.1.  Subject to Noble’s rights under Section 13.2(g) and Section 13.2(h), for all purposes of this Agreement, Noble shall be deemed to have waived, and CONSOL shall have no liability for, any Environmental Defect that Noble fails to assert as an Environmental Defect by a properly delivered Environmental Defect Notice received by CONSOL on or before the Environmental Defect Claim Date.  To be effective, each Environmental Defect Notice shall be in writing and shall include (i) a description of the matter constituting the alleged Environmental Defect (including the applicable Environmental Law violated or implicated thereby), (ii) a description of each Conveyed Interest (or portion thereof) that is affected by the alleged Environmental Defect, (iii) Noble’s assertion of the Allocated Value of the portion of the Conveyed Interests affected by the alleged Environmental Defect, (iv) supporting documents reasonably necessary for CONSOL to verify the existence of the alleged Environmental Defect, and (v) a calculation of the Remediation Amount (itemized in reasonable detail) that Noble asserts is attributable to such alleged Environmental Defect.  Noble’s calculation of the Remediation Amount included in the Environmental Defect Notice must describe in reasonable detail the Remediation proposed for the Environmental Condition that gives rise to the asserted Environmental Defect and reasonably identify the assumptions used by Noble in calculating the Remediation Amount, including the standards that Noble asserts must be met to comply with Environmental Laws. CONSOL shall have the right, but not the obligation, to attempt, at CONSOL’s sole cost, to cure any claimed Environmental Defect on or before Closing.

(b)           Remedies for Environmental Defects.  Subject to (x) CONSOL’s continuing right to dispute the existence of an Environmental Defect and/or the Remediation Amount asserted with respect thereto, (y) the rights of the Parties pursuant to Section 14.1(c), and (z) the Individual Environmental Threshold and the Environmental Defect Deductible, in the event that any Environmental Defect timely asserted by Noble in accordance with Section 6.1(a) is not waived in writing by Noble or cured before Closing, CONSOL shall, at its sole option, elect to:

(i)           reduce the Closing Cash Payment by the Remediation Amount;

(ii)          assume responsibility for the Remediation of such Environmental Defect and CONSOL shall assume and Indemnify Noble for Liability incurred by Noble resulting from such Environmental Defect or the Remediation of such Environmental Defect; or

(iii)         upon obtaining Noble’s prior written consent, assume and Indemnify Noble against all Liability resulting from such Environmental Defect with respect to the Conveyed Interests pursuant to an indemnity agreement prepared by CONSOL in a form and substance reasonably acceptable to Noble (each, an “Environmental Indemnity Agreement”).

If CONSOL elects the option set forth in clause (i) above, Noble shall be deemed to have assumed responsibility for all costs and expenses attributable to the Remediation of the applicable Environmental Defect and all Liabilities (net to the Conveyed Interests) with respect thereto and Noble’s obligations with respect to the foregoing shall be deemed to constitute Assumed Obligations.  If CONSOL elects the option set forth in clause (ii) above, CONSOL shall use reasonable efforts to implement such Remediation in a manner which is consistent with the requirements of Environmental Laws in a timely fashion for the type of Remediation that CONSOL elects to undertake, and Noble, effective as of the Closing, to the extent necessary, hereby grants to CONSOL and its representatives access to the Conveyed Interests to conduct such Remediation.  CONSOL will be deemed to have adequately completed the Remediation required in the immediately preceding sentence (1) upon receipt of a certificate or approval from the applicable Governmental Authority that the Remediation has been implemented to the extent necessary to comply with existing Laws or (2) upon receipt of a certificate from a licensed Third Party professional engineer approved by both Parties that the Remediation has been implemented to the extent necessary to comply with existing Laws, if the certificate or approval from the Government Authority is not applicable.

(c)           Exclusive Remedy.  Subject to either Party’s right to terminate this Agreement pursuant to Section 14.1(c) and the rights of Noble (i) under Section 13.2(g) and Section 13.2(h) and (ii) for any breach of Section 7.19 by CONSOL, Section 6.1(b) shall be the exclusive right and remedy of Noble with respect to any Environmental Defect or other environmental matter.

(d)           Environmental Deductibles.  Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Closing Cash Payment or any other remedy provided by CONSOL hereunder for any individual Environmental Defect for which the Remediation Amount does not exceed $100,000 (the “Individual Environmental Threshold”); and (ii) in no event shall there be any adjustments to the Closing Cash Payment or any other remedy provided by CONSOL hereunder for any Environmental Defect for which the Remediation Amount exceeds the Individual Environmental Threshold unless (A) the sum of the Remediation Amounts of all such Environmental Defects that exceed the Individual Environmental Threshold, in the aggregate (excluding any Remediation Amounts attributable to Conveyed Interests subject to Environmental Defects cured by CONSOL or for which CONSOL provides an Environmental Indemnity Agreement pursuant to Section 6.1(b)(iii)) exceeds (B) the Environmental Defect Deductible, after which point Noble shall be entitled to remedies for such Environmental Defect only to the extent that the Remediation Amounts with respect thereto are in excess of the Environmental Defect Deductible.  For the avoidance of doubt, if CONSOL elects pursuant to Section 6.1(b)(iii) to Indemnify Noble with respect to any Environmental Defect, then, after such election, the Remediation Amounts for such Environmental Defect (x) will not be counted towards the Environmental Defect Deductible, and (y) will be counted for purposes of Section 14.1(c).

(e)           Environmental Dispute Resolution.  CONSOL and Noble shall attempt to agree on all Environmental Defects and Remediation Amounts (collectively, the “Environmental Disputes”) prior to Closing.  If CONSOL and Noble are unable to agree upon any Environmental Dispute by Closing, then either Party shall have the right to elect, upon written notice to the other Party, to initiate arbitration to resolve such Environmental Dispute.  All Environmental Disputes shall be exclusively and finally resolve such Environmental Dispute through arbitration pursuant to this Section 6.1(e).  There shall be a single arbitrator, who shall be an environmental attorney with at least ten years experience in environmental matters involving oil and gas producing properties in the regional area in which the affected Conveyed Interests are located (the “Environmental Arbitrator”).  The Environmental Arbitrator shall be selected by mutual agreement of Noble and CONSOL within 15 days after the election by a Party to utilize the provisions of this Section 6.1(e) with respect to an Environmental Dispute.  If the Parties are unable to mutually agree upon the Environmental Arbitrator, the Pittsburgh, Pennsylvania office of the AAA shall appoint such Environmental Arbitrator under such conditions as the AAA in its sole discretion deems necessary or advisable.  The place of arbitration shall be Pittsburgh, Pennsylvania, and the arbitration shall be conducted in accordance with the AAA Rules, to the extent such rules do not conflict with the terms of this Section 6.1(e).  The Environmental Arbitrator’s determination shall be made within 30 days after submission of the Environmental Disputes and shall be final and binding upon both Parties, without right of appeal. In making his determination, the Environmental Arbitrator shall be bound by the rules set forth in this Section 6.1 and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrator are necessary to make a proper determination.  The Environmental Arbitrator, however, may not award Noble a greater Remediation Amount than the Remediation Amount claimed by Noble in its applicable Environmental Defect Notice.  The Environmental Arbitrator shall act for the limited purpose of determining the specific Environmental Disputes submitted by either Party and may not award damages, interest or penalties to either Party with respect to any Environmental Dispute. CONSOL and Noble shall each bear its own legal fees and other costs of presenting its case to the Environmental Arbitrator.  Each of CONSOL and Noble shall bear one-half of the costs and expenses of the Environmental Arbitrator.  To the extent that the award of the Environmental Arbitrator with respect to any Remediation Amount is not taken into account as an adjustment to the Closing Cash Payment pursuant to Section 3.4 or Section 3.5, and the applicable Party would otherwise be entitled to an adjustment under the provisions of Section 6.1(d), then within ten days after the Environmental Arbitrator delivers written notice to Noble and CONSOL of his award with respect to a Remediation Amount, and subject to Section 6.1(d), (i) the Carried Cost Obligation shall be increased by the amount so awarded by the Environmental Arbitrator to CONSOL and (ii) the Carried Cost Obligation shall be decreased by the amount so awarded by the Environmental Arbitrator to Noble.  Nothing herein shall operate to cause Closing to be delayed on account of any arbitration conducted pursuant to this Section 6.1(e), and to the extent any adjustments are not agreed upon by the Parties as of the Closing, the Closing Cash Payment shall not be adjusted therefor at Closing and subsequent adjustments to the Carried Cost Obligation, if any, will be made pursuant to this Section 6.1(e).

6.2     NORM, Wastes and Other Substances.  Noble acknowledges that the Conveyed Interests have been used for exploration, development and production of oil and gas and that there may be petroleum, produced water, wastes or other substances or materials located in, on or under the Conveyed Interests or associated with the Conveyed Interests.  Equipment and sites included in the Conveyed Interests may contain asbestos, NORM or other Hazardous Substances.  NORM may affix or attach itself to the inside of wells, materials and equipment as scale, or in other forms.  The wells, materials and equipment located on the Conveyed Interests or included in the Conveyed Interests may contain NORM and other wastes or Hazardous Substances.  NORM containing material and/or other wastes or Hazardous Substances may have come in contact with various environmental media, including water, soils or sediment.  Special procedures may be required for the assessment, remediation, removal, transportation, or disposal of environmental media, wastes, asbestos, NORM and other Hazardous Substances from the Conveyed Interests.  Notwithstanding anything herein to the contrary, Noble shall not be permitted to claim any Environmental Defect on the account of the presence of NORM on the properties underlying the Conveyed Interests.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF CONSOL

CONSOL represents and warrants to Noble as follows:

7.1     Organization, Existence.  CONSOL is a limited liability company duly formed and validly existing under the Laws of the state of its formation.  CONSOL has all requisite power and authority to own and operate its property (including the Conveyed Interests) and to carry on its business as now conducted.  CONSOL is duly licensed or qualified to do business as a foreign limited liability company and is in good standing in the Commonwealth of Pennsylvania and the State of West Virginia.

7.2     Authorization.  CONSOL has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein.  The execution, delivery and performance by CONSOL of this Agreement have been duly and validly authorized and approved by (a) all necessary limited liability company action on the part of CONSOL and (b) its members.  This Agreement is, and the Transaction Documents to which CONSOL is a party when executed and delivered by CONSOL will be, the valid and binding obligation of CONSOL and enforceable against CONSOL in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

7.3     No Conflicts.  Except as set forth on Schedule 7.3 and assuming the receipt of all consents (including any Consent) and the waiver of, or compliance with, all Preferential Purchase Rights, the execution, delivery and performance by CONSOL of this Agreement and the consummation of the transactions contemplated herein do not and will not (a) conflict with, violate or result in a breach of any provisions of the organizational documents or other governing documents of CONSOL, (b) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any Lease, Applicable Contract, note, bond, mortgage, indenture or license to which CONSOL is a party or by which CONSOL or the Conveyed Interests may be bound or (c) violate any Law applicable to CONSOL or any of the Conveyed Interests, except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would not have a Material Adverse Effect.

7.4     Consents.  Except (a) as set forth on Schedule 7.4, (b) for Customary Post Closing Consents, (c) under Contracts that are terminable upon not greater than 60 days notice without payment of any fee, (d) for any Preferential Purchase Rights and (e) any consents or approvals required under the HSR Act, there are no prohibitions on assignment or requirements to obtain consents from Third Parties, in each case, that would be applicable in connection with the transfer of the Conveyed Interests or the consummation of the transactions contemplated by this Agreement by CONSOL (each, a “Consent”).

7.5     Bankruptcy.  There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to CONSOL’s Knowledge, threatened against CONSOL.

7.6      Foreign Person.  CONSOL is an entity disregarded as separate from CNX Gas Corporation for federal income Tax purposes and CNX Gas Corporation is neither a disregarded entity nor a “foreign person” within the meaning of the Code and the Treasury Regulations promulgated thereunder.

7.7           Litigation.  Except as set forth on Schedule 7.7, there is no lawsuit, action, administrative or arbitration proceeding or litigation by any Person before any Governmental Authority or arbitrator (a) pending or, to CONSOL’s Knowledge, threatened, against CONSOL or (b) to CONSOL’s Knowledge, pending or threatened against the Conveyed Interests, in each case, with respect to the ownership or operation of the Conveyed Interests.

7.8     Material Contracts.

(a)           Schedule 7.8(a) sets forth all Applicable Contracts of the type described below (collectively, the “Material Contracts”):

(i)          any Applicable Contract that can reasonably be expected to result in aggregate payments by CONSOL of more than $250,000 during the current or any subsequent calendar year or $500,000 in the aggregate over the term of such Applicable Contract (in each case, based solely on the terms thereof and without regard to any expected increase in volumes or revenues);

(ii)         any Applicable Contract that can reasonably be expected to result in aggregate revenues to CONSOL of more than $250,000 during the current or any subsequent calendar year or $500,000 in the aggregate over the term of such Applicable Contract (in each case, based solely on the terms thereof and without regard to any expected increase in volumes or revenues);

(iii)        any Hydrocarbon purchase and sale, transportation, gathering, treating, processing or similar Contract that is not terminable without penalty on 60 days or less notice;

(iv)        any indenture, mortgage, loan, credit or sale-leaseback, guaranty of any obligation, bonds, letters of credit or similar financial Contract (a “Debt Instrument”);

(v)         any Applicable Contract that constitutes a lease under which CONSOL is the lessor or the lessee of personal property which lease (A) cannot be terminated by CONSOL without penalty upon 60 days or less notice and (B) involves an annual base rental of more than $500,000;

(vi)        any Applicable Contract that constitutes a non-competition agreement or any agreement that purports to restrict, limit or prohibit the manner in which, or the locations in which, CONSOL conducts business, including area of mutual interest Contracts;

(vii)       any Applicable Contract that contains calls upon or options to purchase production;

(viii)      any Applicable Contract that constitutes a Hedge Contract;

(ix)         any Applicable Contract that constitutes a partnership agreement, joint venture agreement or similar Contract (in each case, excluding any tax partnership);

(x)         any Applicable Contracts for the use or sharing of drilling rigs;

(xi)        any executory Applicable Contract that constitutes a pending farmout agreement, exploration agreement, participation agreement or other similar Contract where the primary obligation thereunder has not fully been performed;

(xii)        any Applicable Contract that constitutes a joint operating agreement; and

(xiii)       any Applicable Contract with any Affiliate of CONSOL that will not be terminable by Noble within 30 days or less notice other than joint operating agreements and the Development Agreement.

(b)           With respect to the Material Contracts, except as set forth on Schedule 7.8(b):

(i)          there exists no default under any Material Contract by CONSOL or, to CONSOL’s Knowledge, by any other Person that is a party to such Material Contract, and, except as would not have a Material Adverse Effect, no event has occurred that upon receipt of notice or lapse of time or both would constitute any default under any such Contract by CONSOL or, to CONSOL’s Knowledge, any other Person who is a party to such Material Contract;

(ii)         prior to the execution of this Agreement, CONSOL has made available to Noble true and complete copies of each Material Contract; and

(iii)        there are no purchase and sale agreements pursuant to which CONSOL or its Affiliates acquired (directly or indirectly) the Conveyed Interests that contain indemnity obligations that will be binding on Noble following Closing.

7.9     No Violation of Laws.  Except as set forth on Schedule 7.9 and except as would not have a Material Adverse Effect, CONSOL is not, and to CONSOL’s Knowledge no Third Party operator is, in violation of any applicable Laws with respect to the ownership or operation of the Conveyed Interests.  This Section 7.9 does not include any matters with respect to Environmental Laws which are exclusively covered in Section 7.19.

7.10   Preferential Purchase Rights.  Except as set forth on Schedule 7.10, there are no (a) preferential purchase rights, rights of first refusal or similar rights and (b) rights of first offer, tag-along rights, drag-along rights or other similar rights, in each case of clause (a) and (b) above, that are applicable to the transfer of the Conveyed Interests in connection with the transactions contemplated hereby (each a “Preferential Purchase Right”).

7.11   Payment of Royalties.  Except for such items that are being held in suspense as permitted pursuant to applicable Law or Contract, CONSOL has paid in all material respects all Burdens due by CONSOL with respect the Conveyed Interests or if not so paid, is contesting such Burdens in good faith in the normal course of business.

7.12   Imbalances.  There are no Well Imbalances and, to CONSOL’s Knowledge, Schedule 7.12 sets forth all Pipeline Imbalances, in each case, associated with the Oil and Gas Assets as of the Effective Time.

7.13  Current Commitments.  Schedule 7.13 sets forth, as of the date of this Agreement, all approved authorizations for expenditures and other approved capital commitments (“AFEs”) relating to the Properties to drill or rework wells or conduct other operations for which CONSOL had the right to consent or non-consent the operations to which such capital expenditures or commitments pertain (in each case) for which all of the activities anticipated in such AFEs have not been completed by the date of this Agreement.

7.14   Asset Taxes.

(a)           Except as set forth on Schedule 7.14(a), all Asset Taxes with respect to the Oil and Gas Assets that have become due and payable by CONSOL prior to the Effective Time have been properly paid.

(b)           The adjusted tax bases of the Oil and Gas Assets contributed to the Tax Partnership by CONSOL (as described in Section 15.3) are (i) in the aggregate, not less than $2,000,000,000 as of the Closing Date, and (ii) in all material respects, as set forth in Schedule 7.14(b) and, in each case, as determined under federal income Tax principles.

7.15   Brokers’ Fees.  Neither CONSOL nor any of its Affiliates have incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement or the Transaction Documents for which Noble or any Affiliate of Noble shall have any responsibility.

7.16   Delivery of Hydrocarbons.  Except as set forth on Schedule 7.16 and for the rights of any lessor to take free gas under the terms of its Lease for its use on the lands covered by such Lease, CONSOL is not obligated by virtue of any take-or-pay payment, advance payment or other similar payment (other than gas balancing arrangements), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Conveyed Interests at some future time without receiving payment therefor at or after the time of delivery.  None of the revenues attributable to CONSOL’s interest in any producing Marcellus Well are being held in suspense.

7.17   Partnerships.  Except as set forth on Schedule 7.17, none of the Conveyed Interests are, or prior to Closing will be, subject to tax partnership reporting for federal or state income tax purposes.  Schedule 7.17 sets forth all of the Conveyed Interests that, prior to Closing, are deemed by agreement or applicable Law to be held by a partnership for federal or state income tax purposes, and, to the extent any of the Conveyed Interests are deemed by agreement or applicable Law to be held by a partnership for federal or state income tax purposes, each such partnership has or shall have in effect an election under Section 754 of the Code (and equivalent state income tax provision, if any) that will apply with respect to such portion of the Conveyed Interests.

7.18   Bonds and Credit Support.  Schedule 7.18 lists all bonds, letters of credit and other similar credit support instruments maintained by CONSOL with any Governmental Authority or other Third Party with respect to the Conveyed Interests for which Noble will be required to maintain from and after Closing.

7.19   Environmental.

(a)           With respect to the Conveyed Interests, CONSOL has neither entered into nor is a party (directly or as successor in interest) to, any agreement with, plea, diversion agreement or consent, order, decree or judgment of any Governmental Authority that (i) are in existence as of the date of this Agreement, (ii) are based on any Environmental Laws that relate to the present or future use of any of the Conveyed Interests and (iii) require any remediation or change in the present conditions of any of the Conveyed Interests.

(b)           Except as set forth on Schedule 7.19, as of the date of this Agreement, CONSOL has not received written notice from any Person of any release, spill, disposal, event, condition, circumstance, activity, practice or incident concerning any land, facility, asset or property included in the Conveyed Interests that:  (i) interferes with or prevents compliance by CONSOL with any Environmental Law or the terms of any license or permit issued pursuant thereto or (ii) gives rise to or results in any common Law or other liability of CONSOL to any Person.

(c)           To CONSOL’s Knowledge, as of the date hereof, CONSOL has provided Noble all material written reports prepared by a Third Party on behalf of CONSOL with respect to any of the Conveyed Interests.

7.20   Payout Status.  To CONSOL’s Knowledge, Schedule 7.20 sets forth the payout status as of the date set forth in such Schedule of each Marcellus Well and Lease subject to a reversion or other adjustment at some level of cost recovery or payout.

7.21  Permits.  CONSOL possesses all material permits, licenses, orders, approvals, variances, waivers, franchise rights and other authorizations (the “Permits”) required to be obtained from any Governmental Authority for conducting its business with respect to the Conveyed Interests, except where the failure to possess any such Permit would not have a Material Adverse Effect.  This Section 7.21 does not include any matters with respect to Environmental Laws, such matters being exclusively in Section 7.19.

7.22  Marcellus Wells.  To CONSOL’s Knowledge, as of the date hereof (a) all of the Marcellus Wells that have been drilled and completed have been so drilled and completed within the boundaries of the Leases and/or Units or as otherwise permitted by the Applicable Contracts and (b) there are no Marcellus Wells located on the Leases that are subject to any order from any Government Authority or written notice from any other Third Party requiring that such well be plugged and abandoned.

7.23   Suspense Accounts.  Except as set forth in Schedule 7.23, as of date set forth on such Schedule, CONSOL does not hold any material Third Party funds in suspense with respect to any of the Conveyed Interests.

7.24   Depletion.  Except as provided in Schedule 7.24, to CONSOL’s Knowledge, as of the date hereof, (a) no Marcellus Wells have watered out, (b) there is no collapsed casing in the Marcellus Wells and (c) there is no sand infiltration of any Marcellus Well.

7.25  Condemnation and Eminent Domain.  Except as provided in Schedule 7.25, to CONSOL’s Knowledge, as of the date hereof, no action for condemnation or taking under right of eminent domain is pending or threatened with respect to any Conveyed Interest or portion thereof.

7.26  Mandatory Drilling Obligations.  Except as provided in Schedule 7.26 and except for those Leases that contain an optional right to drill to maintain acreage thereunder, to CONSOL’s Knowledge, no Lease contains any drilling obligations that would require the mandatory drilling of a Marcellus Well within one year of the Effective Time.

7.27   Offset Obligations.  Except as provided in Schedule 7.27, as of the date hereof, to CONSOL’s Knowledge, CONSOL is under no obligation to drill a well pursuant to any offset drilling obligations with respect to the Conveyed Interests or any obligation to pay compensatory royalties resulting from any offset drilling obligations.

7.28        Requisite Noteholders.  In order to obtain the consent or amendment more particularly described in Section 9.8 with respect to each CONSOL Indenture, the affirmative vote of the holders of at least a majority of the principal amount of the notes under such CONSOL Indenture (such percentage of noteholders, collectively, the “Requisite Noteholders”) would be required.

ARTICLE VIII
NOBLE’S REPRESENTATIONS AND WARRANTIES

Noble represents and warrants to CONSOL the following:

8.1     Organization; Existence.  Noble is a corporation, duly formed, validly existing and in good standing under the Laws of the state of its incorporation and has all requisite power and authority to own and operate its property and to carry on its business as now conducted.  Noble is duly licensed or qualified to do business as a foreign corporation and is in good standing in the Commonwealth of Pennsylvania and the State of West Virginia.

8.2     Authorization.  Noble has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein.  The execution, delivery and performance by Noble of this Agreement have been duly and validly authorized and approved by all necessary corporate action on the part of Noble.  This Agreement is, and the Transaction Documents to which Noble is a party when executed and delivered by Noble will be, the valid and binding obligation of Noble and enforceable against Noble in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

8.3     No Conflicts.  The execution, delivery and performance by Noble of this Agreement and the consummation of the transactions contemplated herein will not (a) conflict with, violate or result in a breach of any provisions of the organizational or other governing documents of Noble, (b) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture or license to which Noble is a party or by which Noble or any of its property may be bound or (c) violate any Law applicable to Noble or any of its property, except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would not have a material adverse effect upon the ability of Noble to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

8.4    Consents.  With the exception of any consent or approval required under the HSR Act, there are no consents or other restrictions on assignment, including requirements for consents from Third Parties to any assignment (in each case) that would be applicable in connection with the consummation of the transactions contemplated by this Agreement by Noble.

8.5     Bankruptcy.  There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Noble’s knowledge, threatened against Noble or any Affiliate of Noble.

8.6     Litigation.  There is no investigation, lawsuit, action, or litigation by any Person by or before any Governmental Authority or arbitrator, and no legal, administrative, or arbitration proceedings pending, or to Noble’s knowledge, threatened against Noble, or to which Noble is a party, that would have a material adverse effect upon the ability of Noble to consummate the transactions contemplated in this Agreement.

8.7           Regulatory.  Noble is now, and hereafter shall continue to be, qualified per all regulations of Governmental Authorities and other applicable Laws to own the Conveyed Interests, and the consummation of the transactions contemplated in this Agreement will not cause Noble to be disqualified as such an owner or operator.  To the extent required by any applicable Laws, Noble currently has, and will hereafter continue to maintain, lease bonds, area-wide bonds or any other surety bonds as may be required by, and in accordance with, all applicable Laws governing the ownership of the Conveyed Interests and has filed any and all currently required reports necessary for such ownership with all Governmental Authorities having jurisdiction over such ownership.

8.8     Financing.  Noble has, and shall have as of the Closing Date, sufficient funds with which to pay the Closing Cash Payment and consummate the transactions contemplated by this Agreement and the Development Agreement.

8.9      Independent Evaluation.  Noble is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities.  In making its decision to enter into this Agreement and to consummate the transaction contemplated hereby, Noble (a) has relied or shall rely solely on its own independent investigation and evaluation of the Conveyed Interests and the advice of its own legal, Tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by any representatives or consultants or advisors engaged by CONSOL, and (b) has satisfied or shall satisfy itself through its own due diligence as to the environmental and physical condition of and contractual arrangements and other matters affecting the Conveyed Interests.

8.10        Brokers’ Fees.  Neither Noble nor any of its Affiliates have incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement or the Transaction Documents for which CONSOL or CONSOL’s Affiliates shall have any responsibility.

8.11   Accredited Investor.  Noble is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Conveyed Interests for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any applicable state blue sky Laws or any other applicable securities Laws.

8.12   Oil & Gas Interests.  Other than as contemplated by this Agreement and the Transaction Documents, Noble and its Affiliates have no interests in any, nor have they entered into any contracts or agreements to acquire any, oil, gas and/or mineral interests, subleases, fee mineral interests, royalties, overriding royalties, production payments, net profits interests, carried interests, reversionary interests and other interests in oil, gas and/or minerals in place in the Development Area.

ARTICLE IX
CERTAIN AGREEMENTS

9.1     Conduct of Business.  Except as (w) set forth on Schedule 9.1, (x) for the operations covered by the AFEs and other capital commitments described on Schedule 7.13, (y) for emergency operations and (z) expressly contemplated by this Agreement or expressly consented to in writing by Noble (which consent shall not be unreasonably delayed, withheld or conditioned):

(a)           CONSOL agrees that from and after the date hereof until Closing, CONSOL will:

(i)           use its commercially reasonable efforts to cause the operation of the Conveyed Interests not operated by CONSOL to be operated, and to operate the Conveyed Interests operated by CONSOL, in each case, in the usual, regular and ordinary manner consistent with past practice;

(ii)          pay, in all material respects, all expenses incurred with respect to the Conveyed Interests in the usual, regular and ordinary manner consistent with past practice;

(iii)         maintain the books of account and records relating to the Conveyed Interests in the usual, regular and ordinary manner, in accordance with the usual accounting practices of each such Person;

(iv)        give written notice to Noble as soon as is practicable of any written notice received or given by CONSOL with respect to any alleged material breach by CONSOL or other Person of any Material Contract;

(v)         with respect to emergency operations, CONSOL shall notify Noble of such emergency and the related emergency operations as soon as reasonably practicable; and

(vi)        give prompt notice to Noble of (A) any written notice of any material damage to or destruction of any of the Conveyed Interests of which CONSOL has Knowledge and (B) any written notice received by CONSOL of any material claim asserting any breach of contract, tort or violation of Law or any investigation, suit, action or litigation by or before a Governmental Authority, that (in each case) relates to the Conveyed Interests.

(b)           CONSOL agrees that from and after the date hereof until Closing, CONSOL will not:

(i)           subject to the provisions of this Section 9.1(b)(i), propose or agree to participate in any operation with respect to the Conveyed Interests anticipated to cost in excess of $250,000 (net to the Conveyed Interests) without the prior written consent of Noble; provided that, with respect to each AFE proposed by a Third Party in excess of $50,000 (net to the Conveyed Interests) and each AFE to be proposed by CONSOL, CONSOL shall forward the same to Noble as soon as reasonably practicable prior to CONSOL proposing or agreeing to participate in such operation, as applicable.  With respect to any AFE for an operation to be conducted in connection with the Conveyed Interests that is anticipated to cost in excess of $250,000 per operation (net to the Conveyed Interests), upon receipt of such AFE from CONSOL Noble shall review and respond, within seven days of its receipt thereof, to CONSOL in writing with respect to whether it desires to consent or non-consent the operation covered by such AFE; provided that if Noble does not timely respond with its election with respect to any such AFE within such seven day period, then Noble shall be deemed to have responded to such AFE in the same manner as CONSOL elects to vote with respect to such operation.  If Noble affirmatively elects to non-consent to any such operation proposed by a Third Party that is anticipated to cost in excess of $250,000 (net to the Conveyed Interests), CONSOL shall nevertheless be entitled to consent to such operation and if CONSOL does consent to such operation, then the Conveyed Interests subject to such operation shall be excluded from the Conveyed Interests conveyed to Noble at Closing and shall be considered Excluded Assets for all purposes hereunder and the Closing Cash Payment shall be reduced by the Allocated Value of all such Conveyed Interests so excluded;

(ii)          enter into an Applicable Contract that if entered into on or prior to the date of this Agreement, would be required to be listed on Schedule 7.8(a);

(iii)         terminate (unless such Material Contract terminates pursuant to it stated terms) or amend the terms of any Material Contract;

(iv)         settle any suit or litigation or waive any material claims or rights of material value, in each case, attributable to the Conveyed Interests and affecting the period after the Effective Time;

(v)          transfer, sell, mortgage, pledge or dispose of the Conveyed Interests other than the sale and/or disposal of Hydrocarbons in the ordinary course of business and sales of equipment that is no longer necessary in the operation of the Conveyed Interests or for which replacement equipment of equal or greater value has been obtained;

(vi)         voluntarily relinquish its position as operator with respect to any Conveyed Interest that CONSOL operated as of (A) the date of this Agreement, or (B) the Closing Date; or

(vii)        commit to do any of the foregoing.

(c)           Noble acknowledges that CONSOL owns undivided interests in certain of the Conveyed Interests with respect to which it is not the operator, and Noble agrees that the acts or omissions of the other working interest owners (including the operators) who are not CONSOL or any Affiliates of CONSOL shall not constitute a breach of the provisions of this Section 9.1, nor shall any action required by a vote of working interest owners constitute such a breach so long as CONSOL has voted its interest in a manner that complies with the provisions of this Section 9.1.

9.2     Governmental Bonds.  Noble acknowledges that none of the bonds, letters of credit and guarantees, if any, posted by CONSOL or its Affiliates with Governmental Authorities and relating to the Conveyed Interests are transferable to Noble.  At or prior to Closing, Noble shall deliver to CONSOL evidence of the posting of bonds or other security with all applicable Governmental Authorities meeting the requirements (if any) of such authorities to own the Conveyed Interests and, to the extent Noble will be designated as operator under the Development Agreement with respect to any Conveyed Interest, the operatorship of such Conveyed Interests.

9.3    HSR Act.  If applicable, within ten Business Days following the execution by Noble and CONSOL of this Agreement, Noble and CONSOL will each prepare and simultaneously file with the DOJ and the FTC the notification and report form required for the transactions contemplated by this Agreement by the HSR Act, and request early termination of the waiting period thereunder.  Noble and CONSOL agree to respond promptly to any inquiries from the DOJ or the FTC concerning such filings and to comply in all material respects with the filing requirements of the HSR Act.  Noble and CONSOL shall cooperate with each other and, subject to the terms of the Confidentiality Agreement, shall promptly furnish all information to the other Party that is necessary in connection with Noble’s and CONSOL’s compliance with the HSR Act.  Noble and CONSOL shall keep each other fully advised with respect to any requests from or communications with the DOJ or FTC concerning such filings and shall consult with each other with respect to all responses thereto.  Each of CONSOL and Noble shall use its reasonable efforts to take all actions reasonably necessary and appropriate in connection with any HSR Act filing to consummate the transactions consummated hereby.  Any fees or expenses related to filings required by this Section 9.3 shall be paid one-half by Noble and one-half by CONSOL.

9.4           Additional Interests.  The Parties acknowledge that CONSOL or an Affiliate has acquired or may acquire additional oil and gas leases and oil and gas mineral fee interests in the Development Area from and after April 29, 2011 (CONSOL’s interest in such oil and gas leases and oil and gas mineral fee interests, excluding those acquired pursuant to Section 5.3(d)(iii) and Leases acquired by CONSOL from the Land Affiliates, the “Additional Interests”).  The Parties agree that any such Additional Interests shall be excluded from the transactions contemplated by this Agreement (and no adjustment shall be made to the Closing Cash Payment or the Carried Cost Obligation as a result thereof) and that CONSOL shall offer to Noble, within 15 days following Closing, Noble’s undivided 50% share of any such Additional Interests as either “Fill-In Interests” (as defined in the Development Agreement) or “Option Interests” (as defined in the Development Agreement) pursuant to the terms of Article V of the Development Agreement.

9.5     Non-Solicitation of Employees.  From and after the date of this Agreement until the date that is the earlier of (a) the Closing and (b) the one-year anniversary date of this Agreement, Noble and its Affiliates may not solicit or hire any officer or employee of CONSOL or its Affiliates without first obtaining the prior written consent of CONSOL; provided that this prohibition shall not apply to offers of employment made by Noble or its Affiliates pursuant to a general solicitation of employment to the public or the industry.

9.6     Gathering Assets.  Immediately following the execution of this Agreement and up to Closing, the Parties agree to use their commercially reasonable efforts to negotiate the terms by which (a) CONSOL would transfer, to a jointly owned and newly formed limited liability company (the “Gathering Company”), all of CONSOL’s interest in the existing compression equipment, flowlines, pipelines, separation and processing facilities and gathering systems (in each case) downstream from the tailgate of the lease separation and metering equipment of the Wells, which equipment, flowlines, pipelines, separation and processing facilities and gathering system are located in the Development Area and relate to the Marcellus Formation and Hydrocarbons produced therefrom, but including, for clarity, the gathering systems connected to the Legacy Wells (100% of such interest in such assets, the “Existing Gathering Assets”), and (b) Noble would contribute to the Gathering Company the Closing Funds, in each case, pursuant to a contribution agreement to be entered into at Closing (the “Contribution Agreement”).  The material terms of the Contribution Agreement, the limited liability company agreement of the Gathering Company and the gathering agreements pursuant to which the Gathering Company will provide gathering services to the Parties (collectively, the “Gathering JV Agreements”) are more particularly described in the Gathering Term Sheet.  In the event that the Parties are unable to agree upon the final forms of the Gathering JV Agreements on or prior to the Targeted Closing Date, the provisions of Schedule 9.6 shall be applicable.

9.7           Further Assurances. Noble and CONSOL agree to take such further actions and execute, acknowledge and deliver all such further documents as are reasonably requested by the other Party or Parties, as the case may be, for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement, including the Assignment.

9.8     CONSOL Indentures.  CONSOL agrees to use its commercially reasonable efforts to obtain, prior to Closing, the consent of the Requisite Noteholders or an amendment to the CONSOL Indentures agreed to by the Requisite Noteholders, in either case, which clarifies that the transactions contemplated by this Agreement, the Development Agreement and the other Transaction Documents are permitted by the CONSOL Indentures.  CONSOL and its Affiliates will commence soliciting such consent or amendment on or prior to seven days following the date hereof.  For purposes of this Section 9.8, the Parties agree that the use of CONSOL’s “commercially reasonable efforts” shall not require CONSOL to pay more under the CONSOL Indentures than 0.50% of the total principal amount of the notes under each CONSOL Indenture to obtain such consent or amendment.

9.9     Secondees.  At or prior to Closing, Noble and CONSOL will each determine which of its employees, if any (but not to exceed five employees each), will be seconded into the organization of CONSOL or Noble, as applicable, and the Parties shall jointly agree on the positions that such secondees will have in such organizations.

9.10   Subsurface Access Easement.  At Closing, pursuant to the Assignment, CONSOL will grant to Noble a subsurface easement through the CONSOL Shallow Depths for the purposes of accessing the Marcellus Formation with respect to the Conveyed Interests (the “Subsurface Access Easement”).

9.11    Exclusivity.  Until the earlier of Closing or the termination of this Agreement pursuant to Section 14.1, (a) CONSOL shall (i) not, (ii) cause its Affiliates, and its and their respective directors, officers and employees, not to, and (iii) instruct its Representatives not to, in each case, take any action to, directly or indirectly, to (A) encourage, initiate or solicit any Alternate Transaction, (B) initiate or participate in any discussions (other than to respond negatively) or negotiations with any Third Party (other than the Noble Representatives) in connection with any Alternate Transaction or (C) enter into any agreement (including any letter of intent or confidentiality agreement) with respect to any Alternate Transaction, (b) CONSOL shall (i) make each of its Affiliates, and its and their respective directors, officers and employees, and each of its Representatives (in each case) aware of the covenants contained in this Section 9.11, and (ii) promptly notify Noble of the receipt by CONSOL or its Affiliates of any written inquiries or proposals from any Third Party relating to any potential Alternate Transaction, and (c) CONSOL shall not discuss any Alternate Transaction with its Representatives (other than conversations pursuant to which a Representative notifies CONSOL of an Alternative Transaction).

9.12   Downstream Contracts; Processing Contracts; Gathering Contracts.  The Parties will comply with the provisions set forth in (a) Section 2.10 of the Development Agreement regarding the assignment to Noble of certain rights under the Downstream Contracts and the Peoples Contract, (b) Schedule 9.12(a) regarding the assignment to Noble of certain rights under the Processing Contracts, and (c) Schedule 9.12(c) regarding the assignment to Noble of certain rights under the Gathering Contracts.

9.13         Development Plan and Annual Plan and Budget.  The Parties agree to use their commercially reasonable efforts to mutually agree upon a more detailed Development Plan (as such term is defined in the Development Agreement) and Annual Plan and Budget (as such term is defined in the Development Agreement) for calendar year 2012, in each case, prior to Closing.  If the Parties are able to reach such agreement, such agreed upon Development Plan and/or Annual Plan and Budget, as applicable, will replace the Development Plan attached to the Development Agreement as Exhibit E and/or the Annual Plan and Budget attached to the Development Agreement as Exhibit F, as applicable; provided that if the Parties are unable to reach such agreement, the Development Plan attached as of the date hereof to the Development Agreement as Exhibit E and/or the Annual Plan and Budget attached as of the date hereof to the Development Agreement as Exhibit F, as applicable, shall remain in effect.

ARTICLE X
NOBLE’S CONDITIONS TO CLOSING

The obligations of Noble to consummate the acquisition of the Conveyed Interests provided for herein is subject, at the option of Noble, to the fulfillment by CONSOL or waiver by Noble, on or prior to the Closing of each of the following conditions:

10.1   Representations.  The representations and warranties of CONSOL set forth in Article VII shall be true and correct in all material respects (without regard to materiality qualifiers) as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date).

10.2   Performance.  CONSOL shall have performed, observed or complied with, in all material respects, all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by CONSOL is required prior to or at the Closing Date.

10.3   No Legal Proceedings.  No material suit, action or other proceeding instituted by a Third Party shall be pending before any Governmental Authority seeking to restrain, prohibit, enjoin or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement.  No order, award or judgment shall have been issued by any Governmental Authority or arbitrator to restrain, prohibit, enjoin or declare illegal, or awarding substantial damages in connection with, the transactions contemplated by this Agreement.

10.4   Title Defects and Environmental Defects.  The sum of (a) all (i) Title Defect Amounts determined under Section 5.3(d)(i) prior to the Closing (or if not so determined prior to Closing, as determined by Noble in its reasonable, good faith opinion) with respect to Title Defects asserted by Noble prior to Closing, less (ii) the sum of all Title Benefit Amounts determined under Section 5.3(h) prior to Closing (or if not so determined prior to Closing, as determined by CONSOL in its reasonable, good faith opinion), plus (b) all Remediation Amounts for Environmental Defects determined under Section 6.1(b)(i) prior to the Closing (or if not so determined prior to Closing, as determined by Noble in its reasonable, good faith opinion), plus (c) all adjustments to the Closing Cash Payment made pursuant to Section 5.5(a)(i) as a result of un-obtained or un-waived Preferential Purchase Rights, plus (d) all adjustments to the Closing Cash Payment made pursuant to Section 5.5(b)(i) as a result of un-obtained Consents shall be less than 20% of the Total Amount.

10.5   Certificate.  An authorized officer of CONSOL shall execute and deliver a certificate dated as of the Closing Date certifying on behalf of CONSOL that the conditions set forth in Section 10.1 and Section 10.2 have been fulfilled by CONSOL and, if applicable, any exceptions to such conditions that have been waived by Noble.

10.6   HSR Act.  If applicable, the waiting period under the HSR Act applicable to the consummation of the transactions hereby shall have expired, notice of early termination shall have been received or a consent order issued (in form and substance satisfactory to Noble and CONSOL) by or from the applicable Governmental Authorities.

10.7        Closing Deliverables.  CONSOL shall have delivered (or be ready, willing and able to deliver at Closing) to Noble the documents and other items required to be delivered by CONSOL under Section 12.3.

ARTICLE XI
CONSOL’S CONDITIONS TO CLOSING

The obligations of CONSOL to consummate the transfer of the Conveyed Interests provided for herein is subject, at the option of CONSOL, to the fulfillment by Noble or waiver by CONSOL, on or prior to the Closing of each of the following conditions precedent:

11.1   Representations.  The representations and warranties of Noble set forth in Article VIII shall be true and correct in all material respects (without regard to materiality qualifiers) as of the Closing Date (except with respect to the representation and warranty set forth in Section 8.12, which shall be true in all respects) as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date).

11.2   Performance.  Noble shall have performed, observed or complied, in all material respects, with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Noble is required prior to or at the Closing Date.

11.3   No Legal Proceedings.  No material suit, action or other proceeding instituted by a Third Party shall be pending before any Governmental Authority seeking to restrain, prohibit, enjoin or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement.  No order, award or judgment shall have been issued by any Governmental Authority or arbitrator to restrain, prohibit, enjoin or declare illegal, or awarding substantial damages in connection with, the transactions contemplated by this Agreement.

11.4   Title Defects and Environmental Defects.  The sum of (a) all (i) Title Defect Amounts determined under Section 5.3(d)(i) prior to the Closing (or if not so determined prior to Closing, as determined by Noble in its reasonable, good faith opinion) with respect to Title Defects asserted by Noble prior to Closing, less (ii) the sum of all Title Benefit Amounts determined under Section 5.3(h) prior to Closing (or if not so determined prior to Closing, as determined by CONSOL in its reasonable, good faith opinion), plus (b) all Remediation Amounts for Environmental Defects determined under Section 6.1(b)(i) prior to the Closing (or if not so determined prior to Closing, as determined by Noble in its reasonable, good faith opinion), plus (c) all adjustments to the Closing Cash Payment made pursuant to Section 5.5(a)(i) as a result of un-obtained or un-waived Preferential Purchase Rights, plus (d) all adjustments to the Closing Cash Payment made pursuant to Section 5.5(b)(i) as a result of un-obtained Consents shall be less than 20% of the Total Amount.

11.5   HSR Act.  If applicable, the waiting period under the HSR Act applicable to the consummation of the transactions hereby shall have expired, notice of early termination shall have been received or a consent order issued (in form and substance satisfactory to Noble and CONSOL) by or from the applicable Governmental Authorities.

11.6        Certificate.  An authorized officer of Noble shall execute and deliver a certificate dated as of the Closing Date certifying on behalf of Noble that the conditions set forth in Section 11.1 and Section 11.2 have been fulfilled by Noble and, if applicable, any exceptions to such conditions that have been waived by CONSOL.

11.7  Closing Deliverables.  Noble shall have delivered (or be ready, willing and able to deliver at Closing) to CONSOL the documents and other items, including the Closing Cash Payment, required to be delivered by Noble under Section 12.3.

11.8   Indenture.  CONSOL shall have received the consent of the Requisite Noteholders or the agreement by the Requisite Noteholders of an amendment to the CONSOL Indentures, in either case, which clarifies that the transactions contemplated by this Agreement, the Development Agreement and the other Transaction Documents are permitted under the CONSOL Indentures.

ARTICLE XII
CLOSING

12.1  Date of Closing.  Subject to the conditions stated in this Agreement, the transfer by CONSOL of the Conveyed Interests to Noble pursuant to this Agreement (the “Closing”) shall occur on or before September 30, 2011 (or the date by which such date is extended pursuant to the provisions of Schedule 9.6, if applicable), or if all conditions to Closing in Article XI have not yet been satisfied or waived by the Targeted Closing Date, then five Business Days after such conditions have been satisfied or waived, or such other date as Noble and CONSOL may agree upon in writing.  The date Closing occurs shall be the “Closing Date.”

12.2Place of Closing.  The Closing shall be held at the offices of Vinson & Elkins LLP, Suite 2500, 1001 Fannin Street, Houston, Texas 77002-1670 or such other location as Noble and CONSOL may agree upon in writing.

12.3  Closing Obligations.  At the Closing, the following documents shall be delivered and the following events shall occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a)           CONSOL and Noble shall execute and deliver the Assignment, in sufficient counterparts to facilitate recording in the applicable counties covering the Conveyed Interests;

(b)           CONSOL and Noble shall execute and deliver assignments, on appropriate forms, of state and of federal Leases comprising portions of the Conveyed Interests, if any, in sufficient counterparts to facilitate filing with the applicable Governmental Authority;

(c)           CONSOL and Noble shall execute and deliver the Preliminary Settlement Statement;

(d)           Noble shall deliver, to the Cost Reconciliation Account as designated in the Preliminary Settlement Statement by CONSOL, by direct bank or wire transfer in same day funds, the Closing Cash Payment;

(e)           CONSOL and Noble shall execute and deliver the NAESB Agreement;

(f)           CNX Gas Corporation shall deliver an executed statement described in Treasury Regulation § 1.1445-2(b)(2) certifying that (i) CONSOL is an entity disregarded as separate from CNX Gas Corporation for federal income tax purposes and (ii) CNX Gas Corporation is neither a disregarded entity nor a foreign person within the meaning of the Code and the Treasury Regulations promulgated thereunder;

(g)           CONSOL and Noble shall execute and deliver the Tax Partnership Agreement;

(h)           CONSOL and Noble shall execute and deliver the Development Agreement;

(i)           CONSOL and Noble shall execute and deliver the CONSOL Secondment Agreement;

(j)           CONSOL and Noble shall execute and deliver the Noble Secondment Agreement;

(k)           CONSOL shall deliver a recordable release of any trust, mortgages, financing statements, fixture filings and security agreements (other than those provided for in any Third Party Operating Agreements) made by CONSOL affecting the Conveyed Interests;

(l)            if not previously executed and delivered by the Parties, CONSOL and Noble shall execute and deliver the Gathering JV Agreements;

(m)           CONSOL and Noble shall execute and deliver the Services Agreement;

(n)           CONSOL and Noble shall, and CONSOL shall cause its Affiliates that are a party thereto to, execute and deliver the Surface Use Agreement;

(o)           CONSOL and Noble shall, and CONSOL shall cause its Affiliates that are a party thereto to, execute and deliver the Water Use Agreement;

(p)           CONSOL and Noble shall execute and deliver the Master JOA and each Unit JOA for those Drilling Units containing Marcellus Wells;

(q)           CONSOL and Noble shall (i) execute and deliver the Master JOA Memorandum and each Unit JOA Memorandum with respect to those Unit JOAs executed and delivered pursuant to Section 12.3(p), in each case, in sufficient counterparts to facilitate recording in the applicable counties covering the Conveyed Interests or the applicable Drilling Units, as applicable, and (ii) deliver the applicable UCC-1 Financing Statements relating to the Master JOA Memorandum and each such Unit JOA Memorandum;

(r)           if the condition in Section 11.8 is satisfied, CONSOL shall deliver evidence that the consent or agreement, as applicable, of the Requisite Noteholders has been obtained pursuant to Section 9.8; and

(s)           CONSOL and Noble shall execute and deliver any other Transaction Documents that are required by other terms of this Agreement to be executed and/or delivered at the Closing.

12.4   Records.

(a)           In addition to the obligations set forth under Section 12.3 above, no later than 90 days following the Closing Date, CONSOL shall deliver to Noble possession of the Records to which Noble is entitled pursuant to the terms of this Agreement.

(b)           Promptly following the date hereof, CONSOL shall make available to Noble true and complete copies of all Tax Returns that have been filed by or on behalf of CONSOL for tax periods beginning on or after January 1, 2010, with respect to any Asset Taxes imposed or based in whole or in part on CONSOL’s interest in the Conveyed Interests or Hydrocarbons produced from the Conveyed Interests.

ARTICLE XIII
ASSUMPTION; INDEMNIFICATION; SURVIVAL

13.1   Assumption by Noble.  Without limiting Noble’s rights to indemnity under this Article XIII and Noble’s rights under any Title Indemnity Agreement or Environmental Indemnity Agreement, from and after the Closing, Noble shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all of the obligations and Liabilities, known or unknown, arising from, based upon or associated with the Conveyed Interests, regardless of whether such obligations or Liabilities arose prior to, on or after the Effective Time, including obligations and Liabilities relating in any manner to the use, ownership or operation of the Conveyed Interests (all of said obligations and Liabilities, subject to the exclusions below, herein being referred to as the “Assumed Obligations”).

13.2  Indemnities of CONSOL.  Effective as of the Closing, subject to the limitations set forth in Section 13.4 and Section 13.8 and otherwise in this Agreement, CONSOL shall be responsible for, shall pay on a current basis, and hereby agrees to Indemnify Noble and its Affiliates, and all of its and their respective stockholders, partners, members, directors, officers, managers, employees, attorneys, agents and representatives (collectively, “Noble Indemnified Parties”) from and against any and all Liabilities, whether or not relating to Third Party claims or incurred in the investigation or defense of any of the same or in asserting, presenting or enforcing any of their respective rights hereunder, arising from, based upon, related to or associated with:

(a)           any breach by CONSOL of its representations or warranties contained in Article VII;

(b)           any breach by CONSOL of its covenants and agreements under this Agreement;

(c)           the payment, underpayment or nonpayment of Asset Taxes relating to the Conveyed Interests for periods prior to the Effective Time that CONSOL is responsible pursuant to Section 15.2(b);

(d)           the actions, suits or proceedings, if any, set forth on Schedule 7.7, except insofar and only insofar as they are attributable or relate to the ownership or operation of the Conveyed Interests for periods from and after the Effective Time;

(e)           personal injury, illness or death relating to the Conveyed Interests, to the extent such injury, illness or death (i) occurs both prior to the Effective Time and during CONSOL’s ownership of the Conveyed Interests, or (ii) arises from, results from or relates to events that occurred both prior to the Effective Time and during CONSOL’s ownership of the Conveyed Interests;

(f)           the gross negligence or willful misconduct of CONSOL in connection with its operations, prior to the Closing Date, of the Conveyed Interests in its capacity as operator thereof;

(g)           any Environmental Condition in existence as of the Closing Date that is attributable to, or that arose in connection with, any oil and gas operations conducted with respect to the CONSOL Shallow Depths but only to the extent such Environmental Conditions occurred during CONSOL’s period of ownership of such CONSOL Shallow Depths;

(h)           Hazardous Substances related or attributable to the Conveyed Interests that, prior to the Effective Time and during CONSOL’s ownership of the Conveyed Interests, were disposed of off-site at Third Party commercial disposal facilities;

(i)            the amounts payable to any Affiliate of CONSOL with respect to the Conveyed Interests and the period prior to the Effective Time; and

(j)            proceeds attributable to royalties, overriding royalties and other burdens payable to Third Parties out of production of Hydrocarbons from the Conveyed Interests that are held in suspense by CONSOL as of the Closing Date (including any interest accrued on such suspended funds), but only to the extent such suspended funds are not transferred to Noble, or under Noble’s control, at Closing.

13.3   Indemnities of Noble.  Effective as of the Closing, Noble and its successors and assigns shall be responsible for, shall pay on a current basis and hereby agrees to Indemnify CONSOL and its Affiliates, and all of their respective stockholders, partners, members, directors, officers, managers, employees, attorneys, agents and representatives (collectively, “CONSOL Indemnified Parties”) from and against any and all Liabilities, whether or not relating to Third Party claims or incurred in the investigation or defense of any of the same or in asserting, presenting or enforcing any of their respective rights hereunder arising from, based upon, related to or associated with:

(a)           any breach by Noble of its representations or warranties contained in Article VIII;

(b)           any breach by Noble of its covenants and agreements under this Agreement; or

(c)           the (i) Assumed Obligations; and (ii) any obligations attributable to the Assigned FT Interests and/or Assigned Processing Interests, to the extent such rights are acquired by Noble pursuant to the Development Agreement and/or Schedule 9.12(a), as applicable.

13.4   Limitation on Liability.

(a)           CONSOL shall not have any liability for any indemnification under this Agreement unless (i) the individual amount of any Liability for which a Claim Notice is delivered by Noble to CONSOL under this Article XIII and for which CONSOL is liable exceeds $100,000 and (ii) the aggregate amount of all Liabilities for which CONSOL is liable under this Agreement exceeds 1% of the unadjusted Total Amount (the “Indemnity Deductible”) and then only to the extent such damages or costs exceed the Indemnity Deductible; provided, however, that (A) the covenants of the Parties under Section 2.3, (B) any adjustments to the Closing Cash Payment under Section 3.2 or the Carried Cost Obligation (as applicable) pursuant to Article V or Article VI, (C) the indemnities under Section 13.2(a) for a breach of any Fundamental Representation and (D) the indemnities under Section 13.2(c), Section 13.2(d), Section 13.2(g) and Section 13.2(i) (such foregoing items in this proviso, the “Limitation of Liability Exclusions”), in each case, shall not be limited by the provisions of this Section 13.4(a).

(b)           Notwithstanding anything to the contrary contained in this Agreement, except with respect to the Limitation of Liability Exclusions, CONSOL shall not be required to indemnify Noble for aggregate Liabilities in excess of 10% of the Total Amount.  Subject to Section 13.8(b)(iv), the Limitation of Liability Exclusions shall, in each case, be without limit.

13.5  Express Negligence. EXCEPT AS OTHERWISE PROVIDED IN SECTION 4.1(c) AND SECTION 4.3, THE INDEMNIFICATION, RELEASE, ASSUMED OBLIGATIONS, WAIVER AND LIMITATION OF LIABILITY PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE GROSS, SOLE, JOINT, ACTIVE, PASSIVE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY, AND WHETHER ANY LIABILITY OR CLAIM IS IN TORT, UNDER CONTRACT OR OTHERWISE AT LAW.  NOBLE AND CONSOL ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

13.6   Exclusive Remedy.  Notwithstanding anything to the contrary contained in this Agreement and except for claims relating to any indemnity provided by CONSOL pursuant to Section 6.1(b)(ii), from and after Closing, Sections 4.1(c), 13.2 and 13.3 and any Title Indemnity Agreement or Environmental Indemnity Agreement entered into by the Parties contain the Parties’ exclusive remedy against each other with respect to breaches of the representations, warranties, covenants and agreements of the Parties contained in Article IV, Article VII, Article VIII, Article IX and this Article XIII and the affirmations of such representations, warranties, covenants and agreements contained in the certificate delivered by each Party at Closing pursuant to Section 10.5 or Section 11.6, as applicable.  Except for (a) the remedies contained in Sections 4.1(c), 13.2 and 13.3, (b) subject to the terms hereof, any other remedies available to the Parties at Law or in equity for breaches of provisions of this Agreement other than Article IV, Article VII, Article VIII, Article IX and Article XIII, and (c) the remedies available at Law or in equity in connection with any other document delivered by a Party in connection with the consummation of the transactions contemplated hereby (other than the certificates delivered by the Parties pursuant to Section 10.5 or Section 11.6, as applicable), from and after Closing, CONSOL and Noble each releases, remises and forever discharges the other and its Affiliates and all such Persons’ stockholders, members, partners, officers, directors, employees, agents, advisors and representatives from any and all Liabilities in Law or in equity, known or unknown, which such parties might now or subsequently may have, based on, relating to or arising out of this Agreement, the consummation of the transactions contemplated hereby, the ownership, use or operation of the Conveyed Interests prior to the Closing, or the condition, quality, status or nature of the Conveyed Interests prior to the Closing, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common Law rights of contribution, and rights under insurance maintained by CONSOL or any of its Affiliates (except as provided in Section 5.4).

13.7   Indemnification Procedures.  All claims for indemnification under Section 4.1(c), Section 13.2 and Section 13.3 shall be asserted and resolved as follows:

(a)           For purposes of Section 4.1(c) and this Article XIII, the term “Indemnifying Party” when used in connection with particular Liabilities shall mean the Party having an obligation to Indemnify another Party or Person(s) with respect to such Liabilities pursuant to Section 4.1(c) and this Article XIII, and the term “Indemnified Party” when used in connection with particular Liabilities shall mean the Party or Person(s) having the right to be indemnified with respect to such Liabilities by another Party pursuant to Section 4.1(c) and this Article XIII.

(b)           To make a claim for indemnification under Sections 4.1(c), 13.2 or 13.3, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 13.7, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”).  In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 13.7 shall not relieve the Indemnifying Party of its obligations under Sections 4.1(c), 13.2 or 13.3 (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim.  In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c)           In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party.  The Indemnified Party is authorized, prior to and during such 30 day period, at the expense of the Indemnifying Party, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(d)           If the Indemnifying Party admits its liability to defend the Indemnified Party against a Third Party Claim, it shall have the right and obligation to diligently defend, at its sole cost and expense, such Third Party Claim.  The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof.  If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest.  The Indemnified Party may participate in, but not control, at its own expense, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 13.7(d).  An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Third Party Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all Liability in respect of such Third Party Claim or (ii) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(e)           If the Indemnifying Party does not admit its liability or admits its liability to defend the Indemnified Party against the Third Party Claim, but fails to diligently prosecute or settle such Third Party Claim, then the Indemnified Party shall have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof.  If the Indemnifying Party has not yet admitted its liability to defend the Indemnified Party against the Third Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten days following receipt of such notice to (i) admit in writing its liability to indemnify the Indemnified Party from and against the liability and consent to such settlement, (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement, or (iii) deny liability.  Any failure to respond to such notice by the Indemnified Party shall be deemed to be an election under subsection (i) above.

(f)           In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to (i) cure the Liabilities complained of, (ii) admit its liability for such Liability or (iii) dispute the claim for such Liabilities.  If the Indemnifying Party does not notify the Indemnified Party within such 30 day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, the amount of such Liabilities shall conclusively be deemed a liability of the Indemnifying Party hereunder.

13.8Survival.

(a)           The representations and warranties of CONSOL in Article VII (other than the Fundamental Representations) and the covenants and agreements of CONSOL in Sections 9.1 and 12.4 shall, in each case, survive the Closing for a period of 12 months after the Closing Date; provided, however, (i) the Fundamental Representations of CONSOL shall survive the Closing indefinitely, and (ii) the special warranty of title contained in the Assignment shall survive the Closing without time limitation.  Subject to the foregoing and as set forth in Section 13.8(b), the remainder of this Agreement shall survive the Closing without time limit.  Any reference to a representation or warranty in this Section 13.8(a) shall also be deemed to include a reference to the corresponding representations and warranties given in any certificate delivered at Closing by either Party.  Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

(b)           The indemnities in Sections 13.2(a), 13.2(b), 13.3(a) and 13.3(b) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification.  Noble’s indemnities set forth in Section 4.1(c) and Section 13.3(c) shall survive the Closing without time limit.  CONSOL’s indemnities set forth in (i) Sections 13.2(c), 13.2(d) and 13.2(i) shall survive the Closing without time limit, (ii) Section 13.2(f) shall survive the Closing for a period of one year, (iii) Sections 13.2(e) and 13.2(j) shall survive the Closing for a period of two years, (iv) Section 13.2(g) shall survive the Closing for a period of five years, and (v) Section 13.2(h) shall survive the Closing for a period of five years.  Notwithstanding the foregoing, there shall be no termination of any bona fide claim asserted pursuant to the indemnities in Sections 13.2(a) through 13.2(j) or Sections 13.3(a) through 13.3(c), if such bona fide claim is asserted prior to the date of termination for the applicable indemnity.

13.9  Non-Compensatory Damages.  None of the Noble Indemnified Parties nor CONSOL Indemnified Parties shall be entitled to recover from CONSOL or Noble, or their respective Affiliates, any indirect, special, incidental, consequential, punitive, exemplary, remote or speculative damages or damages for lost profits of any kind arising under or in connection with this Agreement or the transactions contemplated hereby, except to the extent any such Party suffers such damages to a Third Party, which damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder.  Subject to the preceding sentence, Noble, on behalf of each of the Noble Indemnified Parties, and CONSOL, on behalf of each of CONSOL Indemnified Parties, waive any right to recover punitive, special, indirect, exemplary, consequential damages, remote or speculative, including damages for lost profits of any kind, arising in connection with or with respect to this Agreement or the transactions contemplated hereby.

13.10Cooperation by Noble Concerning Retained Litigation.  Noble agrees to use reasonable efforts to cooperate with CONSOL in connection with CONSOL’s defense and other actions relating to or arising out of the litigation and claims set forth on Schedule 7.7.

13.11Waiver of Right to Rescission.  CONSOL and Noble acknowledge that, following Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement.  As the payment of money shall be adequate compensation, following Closing, Noble and CONSOL waive any right to rescind this Agreement or any of the transactions contemplated hereby.

13.12Insurance.  The amount of any Liabilities for which any of the Noble Indemnified Parties is entitled to indemnification under this Agreement or in connection with or with respect to the transactions contemplated by this Agreement shall be reduced by any corresponding insurance proceeds, from insurance policies carried by a Party, that are actually realized by such Party or that could reasonably be expected to be realized by such Party if a claim were properly pursued under the relevant insurance arrangements.

13.13Materiality. For purposes of this Article XIII, any Liability resulting from any breach or inaccuracy in the representations and warranties under this Agreement and the corresponding representations and warranties given in the certificates to be delivered by CONSOL at Closing pursuant to Section 10.5 shall be determined without regard to any materiality qualifiers in or affecting such representations or warranties.

ARTICLE XIV
TERMINATION, DEFAULT AND REMEDIES

14.1   Right of Termination.  This Agreement and the transactions contemplated herein may be terminated at any time at or prior to Closing:

(a)           by CONSOL, at CONSOL’s option, if any of the conditions set forth in Article XI (other than the conditions set forth in Section 11.3, Section 11.4, Section 11.5, Section 11.6 and Section 11.8) have not been satisfied (or waived by CONSOL) on or before the Outside Termination Date (as such date may be extended by Noble pursuant to the terms hereof);

(b)           by Noble, at Noble’s option, if any of the conditions set forth in Article X (other than the conditions set forth in Section 10.3, Section 10.4, Section 10.5 and Section 10.6) have not been satisfied (or waived by Noble) on or before the Outside Termination Date (as such date may be extended by Noble pursuant to the terms hereof);

(c)           by either Party if any of the conditions set forth in Section 10.3, Section 10.4, Section 10.5, Section 10.6, Section 11.3, Section 11.4, Section 11.5 or Section 11.6 have not been satisfied (or waived by (i) CONSOL with respect to the conditions set forth in Section 10.3, Section 10.4, Section 10.5 and Section 10.6 or (ii) Noble with respect to the conditions set forth in Section 11.3, Section 11.4, Section 11.5 and Section 11.6) on or before the Outside Termination Date (as such date may be extended by Noble pursuant to the terms hereof);

(d)           by CONSOL, at CONSOL’s option, if the condition set forth in Section 11.8 has not been satisfied (or waived by CONSOL) on or before the Outside Termination Date (as such date may be extended by Noble pursuant to the terms hereof);

(e)           by either Party, at such Party’s option, at any time following ten days after the Outside Termination Date (as such date may be extended by Noble pursuant to the terms hereof); or

(f)           by the mutual written agreement of CONSOL and Noble;

provided, however, that no Party shall have the right to terminate this Agreement pursuant to subsections (a), (b), (c) or (d) above if such Party or its Affiliates are at such time in material breach of any provision of this Agreement.

14.2   Effect of Termination.

(a)           If the obligation to close the transactions contemplated by this Agreement is terminated pursuant to any provision of Section 14.1 hereof, then, except for the provisions of Article I, Sections 4.1(c) through 4.1(e), 4.2, 4.3, 13.9, this Section 14.2, Article XV (other than Sections 15.2(b) through 15.2(e), 15.3, 15.4, 15.10 and 15.11) and such of the defined terms in Appendix I necessary to give context to the surviving provisions, this Agreement shall forthwith become void and the Parties shall have no liability or obligation hereunder.

(b)           If this Agreement is terminated by CONSOL pursuant to Section 14.1(a) because of (i) the Willful Breach by Noble of this Agreement, or (ii) the failure of Noble to close in the instance where, as of the Outside Termination Date (as such date may be extended by Noble pursuant to the terms hereof), (A) all of the conditions in Article X (excluding conditions that, by their terms, cannot be satisfied until the Closing) have been satisfied (or waived by Noble), (B) CONSOL is ready, willing and able to perform its obligations under Section 12.3, and (C) Noble nevertheless elects not to close, then in either such event, the Parties agree and acknowledge that CONSOL will suffer damages that are not practicable to ascertain.  Accordingly, after such termination of this Agreement by CONSOL, CONSOL shall be entitled to an amount equal to $100,000,000 as liquidated damages, which amount shall be immediately payable by wire transfer in immediately available funds by Noble to CONSOL.  The Parties agree that the foregoing liquidated damages are reasonable considering all of the circumstances existing as of the date hereof and constitute the Parties’ good faith estimate of the actual damages reasonably expected to result from such termination of this Agreement by CONSOL.  CONSOL agrees that, to the fullest extent permitted by Law, CONSOL’s right to payment of such liquidated damages as provided in this Section 14.2(b) shall be its sole and exclusive remedy if the Closing does not occur with respect to any Liabilities whatsoever that CONSOL may suffer or allege to suffer as a result of the termination of this Agreement pursuant to Section 14.1(a).

(c)           If this Agreement is terminated by Noble pursuant to Section 14.1(b) because of (i) the Willful Breach by CONSOL of this Agreement, or (ii) the failure of CONSOL to close in the instance where, as of the Outside Termination Date (as such date may be extended by Noble pursuant to the terms hereof), (A) all of the conditions in Article XI (excluding conditions that, by their terms, cannot be satisfied until the Closing) have been satisfied (or waived by CONSOL), (B) Noble is ready, willing and able to perform its obligations under Section 12.3, and (C) CONSOL nevertheless elects not to close, then in either such event, the Parties agree and acknowledge that Noble will suffer damages that are not practicable to ascertain.  Accordingly, after such termination of this Agreement by Noble, Noble shall be entitled to an amount equal to $100,000,000 as liquidated damages, which amount shall be immediately payable by wire transfer in immediately available funds by CONSOL to Noble.  The Parties agree that the foregoing liquidated damages are reasonable considering all of the circumstances existing as of the date hereof and constitute the Parties’ good faith estimate of the actual damages reasonably expected to result from such termination of this Agreement by Noble.  Noble agrees that, to the fullest extent permitted by Law, Noble’s right to payment of such liquidated damages as provided in this Section 14.2(c) shall be its sole and exclusive remedy if the Closing does not occur with respect to any Liabilities whatsoever that Noble may suffer or allege to suffer as a result of the termination of this Agreement pursuant to Section 14.1(b).

(d)           Subject to the foregoing, upon the termination of this Agreement neither Party has any other liability or obligation hereunder.

14.3Return of Documentation and Confidentiality.  Upon termination of this Agreement, Noble shall return to CONSOL or shall destroy all title, engineering, geological and geophysical data, environmental assessments and/or reports, maps and other information furnished by CONSOL to Noble or prepared by or on behalf of Noble in connection with its due diligence investigation of the Conveyed Interests, in each case, in accordance with the Confidentiality Agreement (and subject to such retention rights as are provided in the Confidentiality Agreement) and an officer of Noble shall certify same to CONSOL in writing.

ARTICLE XV
MISCELLANEOUS

15.1Appendices, Exhibits and Schedules.  All of the Appendices, Exhibits and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement.  Each Party to this Agreement and its counsel has received a complete set of Appendices, Exhibits and Schedules prior to and as of the execution of this Agreement.

15.2Expenses and Taxes.

(a)           Except as otherwise specifically provided, all fees, costs and expenses incurred by the Parties in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including legal and accounting fees, costs and expenses.

(b)           All required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments required to convey title to the Conveyed Interests shall be borne by Noble.

(c)           CONSOL shall retain responsibility for, and shall bear and pay, (i) all federal income Taxes, state income Taxes, and other similar Taxes (including any applicable interest or penalties) incurred or imposed with respect to the transactions described in this Agreement, (ii) 50% of all Transfer Taxes incurred or imposed with respect to the transfer to Noble of the Conveyed Interests and (iii) 100% of the Transfer Taxes, if any, incurred with respect to the Oil and Gas Assets other than the Conveyed Interests.  Noble shall assume responsibility for, and shall bear and pay, 50% of all Transfer Taxes incurred or imposed with respect to the transfer to Noble of the Conveyed Interests.  The Parties will cooperate in establishing the applicability of any occasional sale or other exemption from Transfer Taxes that may be applicable to the transfer to Noble of the Conveyed Interests.

(d)           CONSOL shall retain responsibility for, and shall bear and pay, all Asset Taxes assessed with respect to the ownership and operation of the Conveyed Interests for (i) any period ending prior to the Effective Time and (ii) the portion of any Straddle Period ending immediately prior to the Effective Time.  All Asset Taxes with respect to the ownership or operation of the Conveyed Interests arising on or after the Effective Time (including all Straddle Period Taxes not apportioned to CONSOL) shall be allocated to and borne by Noble.  For purposes of allocation between the Parties of Asset Taxes that are payable with respect to Straddle Periods, the portion of any such Taxes that are attributable to the portion of the Straddle Period that ends immediately prior to the Effective Time shall (A) in the case of Asset Taxes that are based upon or related to revenues, income or receipts or imposed on a transactional basis such as severance or production Taxes, be allocated based on revenues from sales occurring before the Effective Time (which shall be CONSOL’s responsibility) and from and after the Effective Time (which shall be Noble’s responsibility); and (B) in the case of other Asset Taxes, be allocated pro rata per day between the period immediately prior to the Effective Time and the period beginning on the Effective Time.  For purposes of clause (A) of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated pro rata per day between the period ending immediately prior to the Effective Time and the period beginning on the Effective Time.  To the extent the actual amount of Asset Taxes is not determinable at Closing, Noble and CONSOL shall utilize the most recent information available in estimating the amount of Asset Taxes for purposes of Sections 3.2(a)(iv) and 3.2(b)(v).  Upon determination of the actual amount of Asset Taxes, CONSOL shall pay to Noble to the extent not taken into account in the Final Settlement Statement any additional amount necessary to equal CONSOL’s share of the Asset Taxes.  In the event the amount of Asset Taxes paid by CONSOL or included as a reduction to the Closing Cash Payment pursuant to Section 3.2(b)(v) at Closing exceeds CONSOL’s share of Asset Taxes, Noble shall pay the amount of any such overage to CONSOL.  Any allocation of Asset Taxes between the Parties shall be in accordance with this Section 15.2(d).

(e)           CONSOL shall prepare and file all Tax Returns with respect to Asset Taxes that are due on or prior to the Closing Date and, subject to the provisions of Sections 3.2(a)(iv), 3.2(b)(v) and 15.2 and Section 4(f) of the Services Agreement, pay all Asset Taxes shown to be due thereon.  With respect to Asset Taxes that are due after the Closing Date, each Party shall, subject to the provisions of Sections 3.2(a)(iv), 3.2(b)(v) and 15.2 and Section 4(f) of the Services Agreement, (i) pay (or cause to be paid) all such Asset Taxes for which such Party is responsible and (ii) prepare and file (or cause to be prepared and filed) all such Tax Returns for which such Party is responsible.  The Parties acknowledge that, to the extent any Party Operator (as defined in the Development Agreement) pays any such Asset Taxes on behalf of the non-operators under any Applicable Operating Agreement (as defined in the Development Agreement), such Asset Taxes shall be chargeable to the joint account and billable to the parties to such Applicable Operating Agreement pursuant to the terms of such Applicable Operating Agreement.

15.3   Tax Treatment.  The Parties intend and expect that the transactions contemplated by this Agreement, the Development Agreement and the Transaction Documents, taken together, will be treated, for purposes of federal income taxation and for purposes of certain state income Tax Laws that incorporate or follow federal income tax principles (“Tax Purposes”), as resulting in the creation of a partnership (the “Tax Partnership”) in which Noble and CONSOL are treated as partners.  Accordingly, for Tax Purposes (a) the Tax Partnership will be treated from and after Closing as (i) holding (A) 100% of the Parties' interests in the Oil and Gas Assets, (B) any other Subject Assets acquired by the Parties jointly pursuant to the Development Agreement, and (C) any cash held in any Tax Partnership Account and (ii) engaging in all activities of the Parties with respect to the aforementioned assets; (b) CONSOL will be treated as contributing to the Tax Partnership at Closing all of its interests in the Oil and Gas Assets and providing its undertaking to fund, when due, the costs and expenses allocable to it under the Development Agreement in exchange for an interest in the Tax Partnership; (c) Noble will be treated as contributing to the Tax Partnership at Closing (by deposit into the Cost Reconciliation Account) the Closing Cash Payment (as adjusted) and providing its undertaking to fund, when due the Post Closing Cash Payments and the costs and expenses allocable to it under the Development Agreement (including the Carried Cost Obligation) in exchange for an interest in the Tax Partnership; (d) upon any withdrawal by CONSOL (as and to the extent permitted by the Development Agreement) of the Total Cost Sharing Payments from the Cost Reconciliation Account, CONSOL will be treated as receiving a distribution from the Tax Partnership of the withdrawn amount (i) as a reimbursement of CONSOL’s preformation expenditures with respect to the Oil and Gas Assets within the meaning of Treasury Regulations Section 1.707-4(d) to the extent applicable and (ii) in a transaction subject to treatment under Section 707(a) of the Code and its implementing Treasury Regulations as in part a sale, and in part a contribution, of the Oil and Gas Assets to the Tax Partnership to the extent that Treasury Regulations Section 1.707-4(d) is inapplicable, and (e) from and after its commencement, the Tax Partnership will be treated as realizing all items of income or gain and incurring all items of cost or expense attributable to the ownership, operation or disposition of the Subject Assets, notwithstanding that such items are realized, paid or incurred by the Parties individually. The governing terms and conditions of the Tax Partnership (the “Tax Partnership Agreement”) are set forth in the form thereof to be executed at Closing, attached as Exhibit D hereto.

15.4       Value Allocations for Tax Purposes.  CONSOL and Noble agree that the portion, if any, of the Total Cost Sharing Payments and the Assumed Obligations that could be treated for federal tax purposes as consideration for a sale transaction (collectively, the “Allocable Amount”) shall be allocated among the various Conveyed Interests for federal and state income tax purposes.  The initial draft of such allocations shall be prepared in a manner consistent with the Allocated Values by CONSOL in a manner consistent with Sections 3.7 and 15.3 and shall be provided to Noble concurrently with the delivery of the Final Settlement Statement. CONSOL and Noble shall then cooperate to prepare a final Schedule of any Allocable Amount among the Conveyed Interests, which shall also be materially consistent with the Allocated Values (as adjusted, the “Allocation Schedule”).  The Allocation Schedule shall be updated to reflect any adjustments to Allocable Amount. If agreed by the Parties, the allocation of the Allocable Amount shall be reflected on a completed Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060), which Form will be timely filed separately by CONSOL and Noble (and/or the Tax Partnership, as appropriate) with the Internal Revenue Service pursuant to the requirements of Section 1060(b) of the Code.  Each Party agrees not to (and to cause the Tax Partnership not to) take any position inconsistent with this Section 15.4 or the allocations set forth in the Allocation Schedule unless required by applicable Law or with the consent of the other Party.  The Parties further agree that the allocations set forth on the Allocation Schedule will represent reasonable estimates of the fair market values of the Conveyed Interests described therein.

15.5    Dispute Resolution.  The procedures of Section 3.6 shall be applied in the event of a dispute for any item under Sections 15.2, 15.3 or 15.4.

15.6  Assignment.  This Agreement may not be assigned by either Party without the prior written consent of the other Party.  No assignment of any rights hereunder by either Party shall relieve such Party of any obligations (including indemnity obligations) and responsibilities hereunder.

15.7        Preparation of Agreement.  Both CONSOL and Noble and their respective counsel participated in the preparation of this Agreement.  In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

15.8   Publicity.  CONSOL and Noble shall consult with each other with regard to all press releases or other public or private announcements issued or made at or prior to the Closing concerning this Agreement or the transactions contemplated herein, and, except as may be required by applicable Laws or the applicable rules and regulations of any Governmental Authority or stock exchange, neither Noble nor CONSOL shall issue any such press release or other publicity without the prior written consent of the other Party, which shall not be unreasonably withheld. The Parties shall be obligated to hold all specific terms and provisions of this Agreement strictly confidential until the expiration of two years after the Closing under this Agreement; provided, however, that the foregoing shall not (a) restrict disclosures by Noble or CONSOL that are required by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its Affiliates, (b) prevent Noble or CONSOL from recording the Assignment and any federal or state assignments delivered at Closing or from complying with any disclosure requirements of Governmental Authorities that are applicable to the transfer of the Conveyed Interests from CONSOL to Noble, (c) prevent Noble or CONSOL from making any disclosure of information relating to this Agreement if made in a manner, under conditions and to Persons that would be permitted under the Confidentiality Agreement so long as such Person continue to hold such information confidential on the same terms as set forth in this Section, and (d) prevent CONSOL from making disclosures in connection with complying with Preferential Purchase Rights and other transfer restrictions applicable to the transactions contemplated hereby.

15.9   Notices.  All notices and communications required or permitted to be given hereunder, shall be sufficient in all respects if given in writing and delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, or sent by facsimile transmission (provided any such facsimile transmission is confirmed either orally or by written confirmation).

If to CONSOL:

CNX Gas Company LLC
CNX Center
1000 CONSOL Energy Drive
Canonsburg, PA 15317
Attention:           Nicholas J. DeIuliis
Telephone:         724-485-4032
Fax:                      724-485-4834

with copies to:

CNX Gas Company LLC
CNX Center
1000 CONSOL Energy Drive
Canonsburg, PA 15317
Attention:           General Counsel
Telephone:         724-485-4163
Fax:                      724-485-4836

and:

Vinson & Elkins LLP
1001 Fannin, Suite 2500
Houston, Texas 77002
Attention:           Jeff Munoz
Telephone:         713-758-3222
Fax:                      713-615-5191

and:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention:           David A. Katz
Telephone:         212-403-1309
Fax:                      212-403-2309

If to Noble:

Noble Energy, Inc.
100 Glenborough Drive, Suite 100
Houston, Texas 77067
Attention:           Shawn Conner
Telephone:         281-872-3138
Fax:                      281-872-3358

with a copy to:

Porter Hedges LLP
1000 Main, 36th Floor
Houston, Texas 77002
Attention:           C. Randall King
Telephone:         713-226-6603
Fax:                      713-226-6203

Any notice given in accordance herewith shall be deemed to have been given when (a) delivered to the addressee in person or by courier, (b) transmitted by facsimile transmission during normal business hours, or if transmitted after normal business hours, on the next Business Day, or (c) upon actual receipt by the addressee after such notice has either been delivered to an overnight courier or deposited in the United States Mail if received during normal business hours, or if not received during normal business hours, then on the next Business Day, as the case may be.  The Parties may change the address and facsimile numbers to which such communications are to be addressed by giving written notice to the other Parties in the manner provided in this Section 15.9.

15.10Further Cooperation.  After the Closing, Noble and CONSOL shall execute and deliver, or shall cause to be executed and delivered from time to time, such further instruments of conveyance and transfer, and shall take such other actions as any Party may reasonably request, to convey and deliver the Conveyed Interests to Noble, to perfect Noble’s title thereto, and to accomplish the orderly transfer of the Conveyed Interests to Noble in the manner contemplated by this Agreement.

15.11Filings, Notices and Certain Governmental Approvals.  Promptly after Closing Noble shall (a) record the Assignments of the Conveyed Interests and all state/federal assignments executed at the Closing in all applicable real property records and/or, if applicable, all state or federal agencies, (b) actively pursue the approval of all applicable Governmental Authorities of the Assignment of the Conveyed Interests to Noble and (c) actively pursue all other consents and approvals that may be required in connection with (i) the assignment of the Conveyed Interests to Noble, and CONSOL agrees to use its commercially reasonable efforts to cooperate with such pursuit, and (ii) the assumption of the liabilities assumed by Noble hereunder, in each case, that shall not have been obtained prior to Closing.  Noble obligates itself to take any and all action required by any Governmental Authority in order to obtain such approval, including but not limited to, the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline or area-wide bond.

15.12Entire Agreement; Conflicts.  THIS AGREEMENT, THE APPENDICES, EXHIBITS AND SCHEDULES HERETO, THE TRANSACTION DOCUMENTS AND THE CONFIDENTIALITY AGREEMENT COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT AMONG THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER OF THIS AGREEMENT.  THERE ARE NO WARRANTIES, REPRESENTATIONS OR OTHER AGREEMENTS AMONG THE PARTIES RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, AND NO PARTY SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT OR STATEMENTS OF INTENTION NOT SO SET FORTH.  IN THE EVENT OF A CONFLICT BETWEEN: (A) THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY SCHEDULE OR EXHIBIT HERETO; (B) THE TERMS AND PROVISION OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY TRANSACTION DOCUMENT (OTHER THAN THE TAX PARTNERSHIP AGREEMENT), THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; OR (C) THE TERMS AND PROVISION OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF THE TAX PARTNERSHIP AGREEMENT, THE TERMS AND PROVISIONS OF THE TAX PARTNERSHIP AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE SCHEDULES OR EXHIBITS HERETO OR ANY TRANSACTION DOCUMENT OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 15.12.

15.13Successors and Permitted Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.

15.14Parties in Interest.  Nothing in this Agreement shall entitle any Person other than the Parties, or the Parties’ respective related Indemnified Parties hereunder any claim, cause of action, remedy or right of any kind.

15.15Amendment.  This Agreement may be amended only by an instrument in writing executed by all of the Parties and expressly identified as an amendment or modification.

15.16Waiver; Rights Cumulative.  Any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance.  No course of dealing on the part of any Party, or its respective officers, employees, agents or representatives, and no failure by a Party to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision.  No waiver by any Party of any condition, or any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty.  The rights of the Parties under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

15.17Governing Law; Jurisdiction; Venue; Jury Waiver.  THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION.  ALL OF THE PARTIES CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE UNITED STATES FEDERAL DISTRICT COURTS LOCATED IN THE STATE OF PENNSYLVANIA FOR ANY ACTION ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.  ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO OR FROM THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY SHALL BE EXCLUSIVELY LITIGATED IN THE UNITED STATES FEDERAL DISTRICT COURTS HAVING SITES IN PITTSBURGH, PENNSYLVANIA (AND ALL APPELLATE COURTS HAVING JURISDICTION THEREOVER).  EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.

15.18Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

15.19Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement.  Any signature hereto delivered by a Party by facsimile transmission or other electronic transmission shall be deemed an original signature hereto.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, CONSOL and Noble have executed this Agreement on the date first above written.

CONSOL:

CNX GAS COMPANY LLC

By:	/s/ Nicholas J. DeIuliis
Name:	Nicholas J. DeIuliis
Title:	President and Chief Executive Officer

NOBLE:

NOBLE ENERGY, INC.

By:	/s/ Shawn E. Conner
Name:	Shawn E. Conner
Title:	Vice President

[Signature Page to Asset Acquisition Agreement]

S-1

APPENDIX I

Definitions

“AAA” means the American Arbitration Association.

“AAA Rules” means the Commercial Arbitration Rules of the AAA.

“Accounting Arbitrator” has the meaning set forth in Section 3.6.

“Additional Interests” has the meaning set forth in Section 9.4.

“Adjusted Closing Cash Payment” has the meaning set forth in Section 3.2.

“AFEs” has the meaning set forth in Section 7.13.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person.

“Agreement” has the meaning set forth in the first paragraph herein, as the same may be amended in writing from time to time.

“Allocable Amount” has the meaning set forth in Section 15.4.

“Allocated Value” has the meaning set forth in Section 3.7.

“Allocation Schedule” has the meaning set forth in Section 15.4.

“Alternate Transaction” means (a) any sale or other disposition of, or a joint venture involving, any material portion of the Oil and Gas Assets to or with another Person (other than Noble or its Affiliates) or any other transaction or series of transactions with respect to the Oil and Gas Assets which has a substantially similar economic effect as the foregoing, or (b) any sale or similar disposition, directly or indirectly, of any material portion of the equity ownership of CONSOL (except to any Affiliate).

“Antero ORRI” means those certain royalty and overriding royalty payments due from Antero Resources Appalachian Corporation to CNX Gas Company LLC, under those certain Partial Assignment of Oil and Gas Leases dated September 29, 2008, effective September 30, 2008 and other instruments delivered pursuant to that Amended and Restated Farmout Acquisition Agreement dated September 23, 2008 by and among Dominion Exploration & Production, Inc., Dominion Appalachian Development LLC and Dominion Transmission Inc., predecessors to CNX Gas Company LLC, collectively as farmor, and Antero Resources Appalachian Corporation, as farmee.

“Applicable Contracts” means all Contracts to which CONSOL is a party by which any Conveyed Interest is bound and that will be binding on Noble after the Closing, including farmin and farmout agreements; bottomhole agreements; crude oil, condensate and natural gas purchase and sale, gathering, transportation and marketing agreements (including the Gathering Contracts); hydrocarbon storage agreements; acreage contribution agreements; operating agreements; balancing agreements; pooling declarations or agreements; unitization agreements; processing agreements (including the Processing Contracts); crossing agreements; saltwater disposal agreements; facilities or equipment leases; letters of objection; production handling agreements; and other similar contracts and agreements held by CONSOL and relating to the Conveyed Interests.

Appendix I

“Area” means the CPA Dry Area, the SWPA Dry Area, the SWPA Wet Area or the WV Dry Area, as applicable.

“Asset Taxes” means ad valorem, property, excise, severance, production or similar Taxes (including any interest, fine, penalty or additions to Tax imposed by Governmental Authorities in connection with such Taxes) based upon operation or ownership of the Oil and Gas Assets or the production of hydrocarbons therefrom, but excluding, for the avoidance of doubt, income, capital gains and franchise Taxes.

“Assigned FT Interests” has the meaning set forth in the Development Agreement.

“Assigned Gathering Interests” has the meaning set forth in Schedule 9.12(c).

“Assigned Processing Interests” has the meaning set forth in Schedule 9.12(a).

“Assignment” means the Deed, Assignment and Bill of Sale from CONSOL to Noble, pertaining to the Conveyed Interests and the Subsurface Access Easement, substantially in the form attached to this Agreement as Exhibit E.

“Assumed Obligations” has the meaning set forth in Section 13.1.

“Burden” means any and all royalties (including lessor’s royalties), overriding royalties, and other burdens upon, measured by or payable out of production.

“Business Day” means any day other than Saturday or Sunday or a day on which banking institutions in Houston, Texas or Pittsburgh, Pennsylvania are authorized by Law to close.

“Carried Cost Balance Account” has the meaning set forth in the Development Agreement.

“Carried Cost Obligation” means $2,133,776,252 as such amount may be adjusted from time to time pursuant to Section 5.3(d) or otherwise pursuant to this Agreement.  “Cash Payment” means any cash payment due under Section 3.1.

“Casualty” means any event or circumstance outside the ordinary course of business that occurs between the date of this Agreement and the Closing Date causing physical damage to or destruction of all or any part of the Properties for any reason, including as a result of fire, explosion, tornado, hurricane, earthquake, earth movement, flood, water damage or any similar reason.

“Claim Notice” has the meaning set forth in Section 13.7(b).

Appendix I

“Closing” has the meaning set forth in Section 12.1.

“Closing Cash Payment” has the meaning set forth in Section 3.1(b).

“Closing Date” has the meaning set forth in Section 12.1.

“Closing Funds” has the meaning set forth in the Gathering Term Sheet.

“CNX Operated Area” has the meaning set forth in the Development Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement between CONSOL Energy Inc. and Noble dated May 2, 2011.

“Consent” has the meaning set forth in Section 7.4.

“CONSOL” has the meaning set forth in the first paragraph herein.

“CONSOL Indemnified Parties” has the meaning set forth in Section 13.3.

“CONSOL Indentures” means, collectively, CONSOL Energy Inc.’s Indentures for its 8% Senior Notes due 2017, 8.25% Senior Notes due 2020, and 6.375% Senior Notes due 2021.

“CONSOL Secondment Agreement” means that Secondment Agreement by and between CONSOL and Noble substantially in the form attached hereto as Exhibit J.

“CONSOL Shallow Depths” means all of CONSOL’s rights in and to the oil, gas and/or mineral leases and oil and gas mineral fee interests described in Exhibit A, insofar and only insofar as such leases and oil and gas mineral fee interests cover subsurface depths and formations above the Marcellus Formation.

“Contract” means any written or oral contract, agreement, lease, mortgage, franchise, license agreement, purchase order, binding bid, commitment, Debt Instrument or any other legally binding arrangement, including farmin and farmout agreements; participation, exploration and joint development agreements, crude oil, condensate and natural gas purchase and sale, gathering, transportation and marketing agreements, acreage contribution agreements, operating agreements, balancing agreements, unitization agreements, processing agreements, hydrocarbon balancing agreements, hydrocarbon storage agreements, facilities or equipment leases, platform use and platform sharing agreements, production handling agreements and other similar Contracts, but excluding, however, any Lease, deed, easement, right-of-way, permit or other instrument (other than acquisition or similar sales or purchase agreements) creating or evidencing an interest in the Conveyed Interests or any real or immovable property related to or used in connection with the operations of any Conveyed Interests.

“Contribution Agreement” has the meaning set forth in Section 9.6.

Appendix I

“Control” (including the terms “Controlling,” “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares, by contract, or otherwise.

“Conveyed Interests” has the meaning set forth in Section 2.1.

“COPAS Accounting Procedures” means the Counsel of Petroleum Accountants Societies, Inc. 2005 Accounting Procedures Joint Operations.

“Cost Reconciliation Account” has the meaning set forth in Section 3.1(a).

“CPA Dry Area” means, collectively, those counties in which the Leases that are marked as being located in the “CPA Dry” Area on Schedule 1.1 are located.

“Cure Period” has the meaning set forth in Section 5.3(c).

“Customary Post Closing Consents” means the consents and approvals from Governmental Authorities for the assignment of the Conveyed Interests to Noble that are customarily obtained after the assignment of properties similar to the Conveyed Interests.

“Debt Instrument” has the meaning set forth in Section 7.8(a)(iv).

“Defensible Title” means such title of CONSOL as of Closing with respect to the Leases and Marcellus Wells, as applicable, that, subject to the Permitted Encumbrances:

(a)           with respect to each Lease shown in Exhibit A and each Marcellus Well shown in Exhibit B, entitles CONSOL to receive not less than the Net Revenue Interest shown in such Exhibit for such Lease or Marcellus Well (as applicable) throughout the productive life of such Lease or Marcellus Well, except for (i) decreases in connection with those operations in which a CONSOL may from and after the date of this Agreement elect to be a non-consenting co-owner, (ii) decreases resulting from the establishment or amendment from and after the date of this Agreement of pools or units, (iii) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries, (iv) decreases resulting from actions by Noble, (v) decreases resulting from any reversion of interest to a co-owner with respect to operations in which such co-owner, after the date hereof, elects not to consent, and (vi) as otherwise stated in such Exhibit;

(b)           with respect to each Marcellus Well shown in Exhibit B, obligates CONSOL to bear a percentage of the costs and expenses for the development and maintenance of, and operations relating to, such Marcellus Well of not more than the Working Interest shown in Exhibit B for such Marcellus Well throughout the productive life of such Marcellus Well, except (i) increases resulting from contribution requirements with respect to defaulting co-owners from and after the date hereof under applicable operating agreements, (ii) increases to the extent that such increases are accompanied by a proportionate increase in CONSOL’s Net Revenue Interest, (iii) increases resulting from actions by Noble, and (iv) as otherwise stated in Exhibit B;

Appendix I

(c)           with respect to each Area, entitles CONSOL to the Minimum Net Acres for such Area (based upon the aggregate Net Acres for the Leases that are included in such Area); and

(d)           with respect to each Lease and Marcellus Well, is free and clear of all Encumbrances.

“Development Agreement” means the Joint Development Agreement, substantially in the form of attached to this Agreement as Exhibit G.

“Development Area” has the meaning set forth in the Development Agreement.

“Dispute Notice” has the meaning set forth in Section 3.5.

“DOJ” means the Department of Justice.

“Downstream Contracts” has the meaning set forth in the Development Agreement.

“Drilling Unit” has the meaning set forth in the Development Agreement.

“Effective Time” means 7:00 a.m. (Central Time) on July 1, 2011.

“Encumbrance” means any lien, mortgage, security interest, defect, irregularity, pledge, charge or encumbrance.

“Environmental Arbitrator” has the meaning set forth in Section 6.1(e).

“Environmental Condition” means (a) a condition existing on the date of this Agreement with respect to the air, soil, subsurface, surface waters, ground waters and/or sediments that causes a Conveyed Interest (or CONSOL with respect to a Conveyed Interest) not to be in compliance with any Environmental Law or (b) the existence as of the date of this Agreement with respect to the Conveyed Interest or their operation thereof of any environmental pollution, contamination, degradation, damage or injury caused by or related to a Conveyed Interest for which remedial or corrective action is presently required (or if known, would be presently required) under Environmental Laws.

“Environmental Defect” means an Environmental Condition with respect to a Conveyed Interest.

“Environmental Defect Claim Date” means on or before 5:00 p.m. (Central Time) on September 16, 2011.

“Environmental Defect Deductible” means 1.0% of the Total Amount.

“Environmental Defect Notice” has the meaning set forth in Section 6.1(a).

“Environmental Disputes” has the meaning set forth in Section 6.1(e).

Appendix I

“Environmental Indemnity Agreement” has the meaning set forth in Section 6.1(b)(iii).

“Environmental Laws” means all applicable federal, state and local Laws in effect as of the date of this Agreement, including common Law, relating to the protection of the public health, welfare and the environment, including those Laws relating to the storage, handling and use of chemicals and other Hazardous Substances and those relating to the generation, processing, treatment, storage, transportation, disposal or other management thereof.  The term “Environmental Laws” does not include good or desirable operating practices or standards that may be employed or adopted by other oil and gas well operators or recommended by a Governmental Authority.

“Excluded Assets” means (a) all of CONSOL’s corporate minute books and corporate financial records that relate to CONSOL’s business generally (including the ownership and operation of the Conveyed Interests); (b) all trade credits, all accounts, receivables and all other proceeds, income or revenues attributable to the Conveyed Interests with respect to any period of time prior to the Effective Time; (c) all claims and causes of action of CONSOL arising under or with respect to any Contracts that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds); (d) subject to Section 5.4, all rights and interests of CONSOL (i) under any policy or agreement of insurance or indemnity, (ii) under any bond or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property; (e) all Hydrocarbons produced and sold from the Properties with respect to all periods prior to the Effective Time, other than those Hydrocarbons attributable to the Conveyed Interests and in storage or existing in stock tanks, pipelines or plants (including inventory) as of the Effective Time; (f) all claims of CONSOL for refunds of or loss carry forwards with respect to (i) Asset Taxes attributable to any period, or portion thereof, prior to the Effective Time, (ii) income or franchise Taxes or (iii) any Taxes attributable to the Excluded Assets; (g) all offices (including any owned or leased real or immovable property relating thereto) and personal computers and associated peripherals and all radio and telephone equipment and licenses relating thereto; (h) all of CONSOL’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (i) all servitudes, easements, rights-of-way, surface fee interests, surface leases and other surface use agreements not primarily used or held for use in connection with the ownership or operation of the Properties or the Personal Property; (j) all documents and instruments of CONSOL that may be protected by an attorney-client privilege; (k) all data and Contracts that cannot be disclosed to Noble as a result of confidentiality arrangements under agreements with Third Parties; (l) all audit rights arising under any of the Applicable Contracts or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets, except for any Imbalances assumed by Noble; (m) all geophysical and other seismic and related technical data and information relating to the Properties or other Conveyed Interests to the extent that such geophysical and other seismic and related technical data and information is not transferable without payment of a fee or other penalty (unless Noble agrees to, and does, pay such fees and penalties) or not otherwise set forth in Schedule 2.1; (n) documents prepared or received by CONSOL or its Affiliates with respect to (i) lists of prospective purchasers for such transactions compiled by CONSOL or its Affiliates, (ii) bids submitted by other prospective purchasers of the Conveyed Interests or any other interest in the Properties, (iii) analyses by CONSOL or its Affiliates of any bids submitted by any prospective purchaser, (iv) correspondence between or among CONSOL or its Affiliates or their respective representatives, and any prospective purchaser other than Noble and (v) correspondence between CONSOL or its Affiliates or any of their respective representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated in this Agreement; (o) all trucks, cars and drilling/workover rigs utilized by CONSOL or its Affiliates in connection with the ownership or operation of the Conveyed Interests; (p) all Hedge Contracts; (q) all proceeds and amounts held in suspense as of Closing that are attributable to the Hydrocarbons produced from the Properties; (r) Overhead Costs payable to CONSOL or any Affiliate of CONSOL as an Operator of the Conveyed Interests attributable to the period between the Effective Time and the Closing Date; (s) files and records attributable to the Conveyed Interests that are maintained by CONSOL that are not primarily used or held for use in connection with the operatorship or ownership of the Conveyed Interests; (t) any Conveyed Interests described in Section 2.1(b) that are not assignable; provided, however, that CONSOL shall have exercised commercially reasonable efforts to obtain any and all relevant consents; (u) any Retained Interest; (v) the Existing Gathering Assets; (w) the Antero ORRI; (x) all rights to coal and substances mined in connection therewith; (y) any Additional Interests acquired by CONSOL during the Interim Period in the Development Area with respect to which Noble elects not to acquire its participating share pursuant to the terms of the Development Agreement; (z) all water rights; (aa) notwithstanding the inclusion of any Downstream Contract, the Peoples Contract or the NJR Contracts on any disclosure Schedule to the representations of CONSOL under Article VII, the Downstream Contracts, the Peoples Contract and the NJR Contracts, subject to the provisions of Section 2.10 of the Development Agreement, if applicable; (bb) all Contracts which are held or to be held by CONSOL in its capacity as operator of the CNX Operated Area, including drilling Contracts and services Contracts; (cc) all Pipeline Imbalances; and (dd) the properties described in Exhibit F and all associated Conveyed Interests relating thereto.

Appendix I

“Existing Gathering Assets” has the meaning set forth in Section 9.6.

“Final Settlement Statement” has the meaning set forth in Section 3.5.

“First Cash Payment” has the meaning set forth in Section 3.1(b).

“FTC” means the Federal Trade Commission.

“Fundamental Representations” means those representations and warranties of CONSOL set forth in Sections 7.1, 7.2, 7.5, 7.6, 7.14 and 7.15.

“GAAP” means generally accepted accounting principles as used in the United States of America.

“Gathering Company” has the meaning set forth in Section 9.6.

“Gathering Contracts” means those gathering Contracts set forth on Schedule 9.12(d).

“Gathering JV Agreements” has the meaning set forth on Section 9.6.

“Gathering Term Sheet” means the term sheet attached to this Agreement as Exhibit I.

Appendix I

“Governmental Authority” means any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, belief, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Hazardous Substances” means any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, or chemicals that are regulated by, or may form the basis of liability under, any Environmental Laws, including NORM and other substances referenced in Section 6.2.

“Hedge Contract” means any Contract to which CONSOL or any of its Affiliates is a party with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Hydrocarbons” means oil and gas and other hydrocarbons (including condensate) produced or processed in association therewith (whether or not such item is in liquid or gaseous form), or any combination thereof, and any minerals produced in association therewith.

“Imbalances” means all Well Imbalances and Pipeline Imbalances.

“Incur” or “incurred” shall be interpreted as follows: expenditures which are cash-called or advanced pursuant to an operating agreement shall be deemed incurred when incurred by the operator thereunder and the determination as to whether costs were incurred prior to, or on and after, the Effective Time shall be based upon when the services were rendered or the good delivered, as applicable

“Indemnify” means indemnify, defend (including the requirement to pay costs of litigation, dispute resolution and other legal costs and court fees) and hold harmless.

“Indemnified Party” has the meaning set forth in Section 13.7(a).

“Indemnifying Party” has the meaning set forth in Section 13.7(a).

“Indemnity Deductible” has the meaning set forth in Section 13.4(a).

“Individual Environmental Threshold” has the meaning set forth in Section 6.1(d).

“Individual Title Defect Threshold” has the meaning set forth in Section 5.3(i).

“Interim Period” means that period of time commencing with the Effective Time and ending immediately prior to Closing.

Appendix I

“Invasive Activities” has the meaning set forth in Section 4.1(b).

“Knowledge” means with respect to (a) CONSOL, the actual knowledge (without investigation) of the following Persons:  Nicholas J. DeIuliis, William J. Lyons, Robert P. King, Randall M. Albert, Robert Belesky and William Hauck, and (b) Noble, the actual knowledge (without investigation) of the following Persons:  Shawn Conner and John Lewis.

“Land Affiliates” means Leatherwood, Inc., Braxton-Clay Land & Mineral, Inc., CNX Land Resources Inc., Conrhein Coal Company, Consol Pennsylvania Coal Company LLC, Consolidation Coal Company, Eighty-Four Mining Company, Island Creek Coal Company, McElroy Coal Company and Wolfpen Knob Development Company.

“Law” means any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.

“Leases” has the meaning set forth in Section 2.1(a)(i).

“Legacy Wells” means those wells set forth on Annex 2 to Exhibit H.

“Liabilities” means any and all claims, causes of actions, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines or costs and expenses, including any attorneys’ fees, legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury or death or property damage.

“Limitation of Liability Exclusions” has the meaning set forth in Section 13.4(a).

“Marcellus Formation” means (a) in central Pennsylvania, specifically from the stratigraphic equivalent of the top of the Burkett in the DeArmitt #1 (API 37-129-27246) and 7000'MD through to the stratigraphic equivalent of the top of the Onondaga at 7530'MD and illustrated in the log attached on Exhibit A-1; (b) in southwest Pennsylvania, specifically from the stratigraphic equivalent of the top of the Burkett in the GH-10C-CV (API 37-059-25397) at 7600'MD through to the stratigraphic equivalent of the top of the Onondaga at 7900'MD and illustrated in the log attached on Exhibit A-1; and (c) in West Virginia, specifically from the stratigraphic equivalent of the top of the Burkett in the DEPI #14815 (API 47-001-02850) at 7350'MD through to the stratigraphic equivalent of the top of the Onondaga at 7710'MD and illustrated in the log attached on Exhibit A-1.

“Marcellus Wells” has the meaning set forth in Section 2.1(a)(ii).

“MarkWest” has the meaning set forth in Schedule 9.12(b).

“Master JOA” has the meaning set forth in the Development Agreement.

“Master JOA Memorandum” has the meaning set forth in the Development Agreement.

“Material Adverse Effect” means any change, inaccuracy, effect, event, result, occurrence, condition or fact (for the purposes of this definition, each, an “event”) (whether foreseeable or not and whether covered by insurance or not) that has had or would be reasonably likely to have, individually or in the aggregate with any other event or events, a material adverse effect on the ownership, operation or financial condition of the Conveyed Interests, taken as a whole as currently operated as of the date of this Agreement; provided, however, that Material Adverse Effect shall not include such material adverse effects resulting from:  (a) entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (b) changes in general market, economic, financial or political conditions (including changes in commodity prices, fuel supply or transportation markets, interest or rates) in the area in which the Conveyed Interests are located, the United States or worldwide; (c) changes in conditions or developments generally applicable to the oil and gas industry in the area where the Conveyed Interests are located; (d) acts of God, including hurricanes, storms or other naturally occurring events; (e) acts or failures to act of Governmental Authorities; (f) civil unrest, any outbreak of disease or hostilities, terrorist activities or war or any similar disorder; (g) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement; (h) a change in Laws from and after the date of this Agreement; (i) casualty losses; (j) any reclassification or recalculation of reserves in the ordinary course of business; (k) changes in the prices of Hydrocarbons; (l) a change in Laws and any interpretations thereof from and after the date of this Agreement; and (m) natural declines in well performance.

Appendix I

“Material Contracts” has the meaning set forth in Section 7.8(a).

“Minimum Net Acres” means, with respect to each Area, the Net Acres set forth for such Area in Schedule 1.2.

“NAESB Agreement” means that NAESB Agreement and related Transaction Confirmation by and between CONSOL and Noble pertaining to the Conveyed Interests, substantially in the form attached hereto as Exhibit O.

“Negotiation Period” has the meaning set forth in Schedule 9.12(a).

“Net Acre” means, as computed separately with respect to each Lease, (a) the number of gross acres in the lands covered by such Lease, multiplied by (b) the undivided percentage interest in oil, gas and other minerals covered by such Lease in such lands, multiplied by (c) CONSOL’s Working Interest or undivided interest in such Lease; provided that if items (b) and/or (c) vary as to different areas of such lands (including depths) covered by such Lease in the Marcellus Formation, a separate calculation shall be done for each such area as if it were a separate Lease; provided further that (i) with respect to each Area, Net Acres shall mean the aggregate Net Acres for all of the Leases contained within such Area, and (ii) “Net Acres” shall not include net acres included in a production unit for any Marcellus Well.

“Net Acre Allocation” has the meaning set forth on Schedule 1.1.

“Net Revenue Interest” means, with respect to any Marcellus Well or Lease, the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Marcellus Well or Lease, after giving effect to all Burdens.

“NJR Contracts” means, collectively, the following Contracts (a) the Base Contract for Sale and Purchase of Natural Gas, between NJR Energy Services Company and CONSOL, dated September 11, 2006 and (b) all Transaction Confirmations subject to such Base Contract, including those dated October 17, 2008, March 23, 2010, March 25, 2010, April 5, 2010, March 9, 2011, March 17, 2011 and June 30, 2011.

Appendix I

“Noble” has the meaning set forth in the first paragraph herein.

“Noble Indemnified Parties” has the meaning set forth in Section 13.2.

“Noble Representatives” has the meaning set forth in Section 4.1(a).

“Noble Secondment Agreement” means that Secondment Agreement by and between CONSOL and Noble, substantially in the form attached hereto as Exhibit K.

“NORM” means naturally occurring radioactive material.

“Oil and Gas Assets” mean the Conveyed Interests and, to the extent pertaining to the Marcellus Formation and operations relating thereto, the interests which are retained by CONSOL in the properties and assets underlying the Conveyed Interests.

“Outside Termination Date” means January 31, 2012; provided, however, that if the condition to Closing set forth in Section 11.8 has not been satisfied by CONSOL as of such specified date, Noble shall have the right, upon written notice to CONSOL, to elect to extend such specified date for up to six months from such specified date.

“Overhead Costs” means, with respect to those Conveyed Interests that are operated by CONSOL and are burdened by an existing joint operating agreement covering such Conveyed Interests, the amount representing the overhead or general and administrative fee that is charged to other working interest owners with interests in the related Conveyed Interests as set forth in the lease operating expenses statement, which amount is attributable to the Conveyed Interests during the Interim Period.

“Party” and “Parties” has the meaning set forth in the first paragraph herein.

“Peoples Contract” has the meaning set forth in the Development Agreement.

“Permits” has the meaning set forth in Section 7.21.

“Permitted Encumbrances” means:

(a)           the terms and conditions of all Contracts, Leases and all Burdens if the net cumulative effect of such Contracts, Leases and Burdens does not (i) operate to reduce the Net Revenue Interest of CONSOL with respect to any Lease or Marcellus Well to an amount less than the Net Revenue Interest set forth in Exhibit A or Exhibit B (as applicable) for such Lease or Marcellus Well, (ii) obligate CONSOL to bear a Working Interest with respect to any Marcellus Well in any amount greater than the Working Interest set forth in Exhibit B for such Marcellus Well (unless the Net Revenue Interest for such Marcellus Well is greater than the Net Revenue Interest set forth in Exhibit B, as applicable in the same proportion as any increase in such Working Interest), and (iii) reduce the Net Acres in any Area to less than the Minimum Net Acres for such Area;

Appendix I

(b)           preferential purchase rights, rights of first refusal and similar rights and required Third Party consents to assignment and similar requirements;

(c)           liens for Taxes or assessments not yet due or delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

(d)           Customary Post Closing Consents;

(e)           conventional rights of reassignment;

(f)           such Title Defects as Noble may have waived or is deemed to have waived pursuant to the terms of this Agreement;

(g)           all applicable Laws and all rights reserved to or vested in any Governmental Authority (i) to control or regulate any Lease or Marcellus Well in any manner or to assess Taxes with respect to any Lease or Marcellus Well; (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any Lease or Marcellus Well; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated; or (iv) to enforce any obligations or duties affecting the Leases or Marcellus Wells to any Governmental Authority with respect to any franchise, grant, license or permit;

(h)           rights of a common owner of any interest in rights-of-way, permits or easements held by CONSOL and such common owner as tenants in common or through common ownership;

(i)           easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other similar rights for the purpose of surface or other operations, facilities, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines and other like purposes, or for the joint or common use of the lands, rights-of-way, facilities and equipment, which, in each case, do not materially impair the operation or use of the Leases or Marcellus Wells as currently operated and used;

(j)           zoning and planning ordinances and municipal regulations;

(k)           vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or which are being contested in good faith by appropriate proceedings by or on behalf of CONSOL;

Appendix I

(l)           liens created under Leases or Contracts or by operation of Law in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings by or on behalf of CONSOL;

(m)           any Encumbrance affecting the Leases or Marcellus Wells that is discharged by CONSOL at or prior to Closing;

(n)           any matters set forth in Exhibit A or Exhibit B and all litigation set forth in Schedule 7.7;

(o)           calls on production under existing Contracts;

(p)           any lien, charge or other Encumbrance on or affecting the Conveyed Interests which is expressly bonded or paid by Noble at or prior to Closing;

(q)           limitations (including drilling and operating limitations) imposed on the Conveyed Interests by reason of the rights of subsurface owners or operators in a common property (including the rights of coal, utility and timber owners); and

(r)           all other Encumbrances, instruments, obligations, defects and irregularities affecting the Leases and Marcellus Wells that individually or in the aggregate that do not: (i) materially interfere with the operation or use of any of the Leases or Marcellus Wells (as currently operated and used), (ii) reduce the Net Revenue Interest of CONSOL with respect to any Lease or Marcellus Well to an amount less than the Net Revenue Interest set forth in Exhibit A or Exhibit B (as applicable) for such Lease or Marcellus Well, (iii) obligate CONSOL to bear a Working Interest with respect to any Marcellus Well in any amount greater than the Working Interest set forth in Exhibit B for such Marcellus Well (unless the Net Revenue Interest for such Marcellus Well is greater than the Net Revenue Interest set forth in Exhibit B in the same proportion as any increase in such Working Interest), (iv) reduce the Net Acres in any Area to less than the Minimum Net Acres for such Area, and (v) which would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating similar oil and gas properties.

“Person” means any individual, corporation, company, partnership, limited partnership, limited liability company, trust, estate, Governmental Authority or any other entity.

“Personal Property” has the meaning set forth in Section 2.1(a)(v).

“Pipeline Imbalance” means any marketing imbalance between the quantity of Hydrocarbons attributable to the Oil and Gas Assets required to be delivered by CONSOL under any Contract relating to the purchase and sale, gathering, transportation, storage, processing (including any production handling and processing at a separation facility) or marketing of Hydrocarbons and the quantity of Hydrocarbons attributable to the Oil and Gas Assets actually delivered by CONSOL pursuant to the relevant Contract, together with any appurtenant rights and obligations concerning production balancing at the delivery point into the relevant sale, gathering, transportation, storage or processing facility.

Appendix I

“Post Closing Cash Payments” has the meaning set forth in Section 3.1(b).

“Preferential Purchase Right” has the meaning set forth in Section 7.10.

“Preliminary Settlement Statement” has the meaning set forth in Section 3.4.

“Processing Contracts” means those processing Contracts set forth on Schedule 9.12(b).

“Producing Properties Cash Payment” has the meaning set forth in Section 3.1(a).

“Property” or “Properties” has the meaning set forth in Section 2.1(a)(iv).

“Property Expenses” means all property expenses (including costs of insurance and Asset Taxes) and capital expenditures incurred in the ownership and operation of the Conveyed Interests in the ordinary course of business and, where applicable, in accordance with the relevant operating or unit agreement, if any, and overhead costs charged to the Conveyed Interests under the relevant operating agreement or unit agreement, if any, but excluding Liabilities attributable to (a) personal injury or death, property damage or violation of any Law, (b) obligations to plug wells, dismantle or decommission facilities, close pits and restore the surface around such wells, facilities and pits, (c) environmental matters, including obligations to remediate any contamination of groundwater, surface water, soil, sediments or Personal Property under applicable Environmental Laws, (d) obligations with respect to Imbalances, and (e) obligations to pay royalties, overriding royalties or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Conveyed Interests, including those held in suspense.  Notwithstanding anything to the contrary, Property Expenses do not include any costs incurred by CONSOL in connection with any obligation of CONSOL to pay, reimburse or Indemnify Noble hereunder, which costs shall be the sole obligation of CONSOL.

“Records” has the meaning set forth in Section 2.1(b)(iii).

“Remediation” means, with respect to an Environmental Condition, the implementation and completion of any remedial, removal, response, construction, closure, disposal or other corrective actions required under Environmental Laws to correct or remove such Environmental Condition.

“Remediation Amount” means, with respect to an Environmental Condition, the present value as of the Closing Date of the cost (net to CONSOL’s interest) of the most cost effective Remediation of such Environmental Condition that is reasonably effective, appropriate and available.

“Representatives” means any financial advisor, investment banker or other similar representative, in each case, of CONSOL or its Affiliates.

“Requisite Noteholders” has the meaning set forth in Section 7.28.

“Retained Interest” means (a) all of CONSOL’s rights in and to the oil, gas and/or mineral leases and oil and gas mineral fee interests described in Exhibit A, insofar and only insofar as such leases and oil and gas mineral fee interests cover depths and formations outside of the Marcellus Formation, and (b) all rights to use the surface and install pipelines and gathering systems in connection with the ownership or operation of such leases and interests with respect to such depths and formations, and all wells to the extent associated therewith.

Appendix I

“Rights-Of-Way” has the meaning set forth in Section 2.1(a)(iv).

“Second Cash Payment” has the meaning set forth in Section 3.1(b).

“Services Agreement” means that Services Agreement by and between CONSOL and Noble pertaining to the Conveyed Interests, substantially in the form attached hereto as Exhibit M.

“Straddle Period” means any tax period beginning before and ending after the Effective Time.

“Subject Assets” means the interests and other property rights in the Oil and Gas Assets and any other assets that both Parties own or acquire an interest in pursuant and subject to the Development Agreement.

“Subsurface Access Easement” has the meaning set forth in Section 9.10

“Surface Use Agreement” means that Surface Use Agreement by and among CONSOL, Noble and certain CONSOL Affiliates substantially in the form attached hereto as Exhibit N.

“SWPA Dry Area” means, collectively, those counties in which the Leases that are marked as being located in the “SWPA Dry” Area on Schedule 1.1 are located.

“SWPA Wet Area” means, collectively, those counties in which the Leases that are marked as being located in the “SWPA Wet” Area on Schedule 1.1 are located.

“Targeted Closing Date” has the meaning set forth in Schedule 9.6.

“Tax” or “Taxes” means any federal, state, local or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, severance, natural resources, production, ad valorem, transfer, registration, stamp, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Partnership” has the meaning set forth in Section 15.3.

“Tax Partnership Account” means any deposit account identified or otherwise treated as being an asset of the Tax Partnership, with all interest accruing thereto reportable under the Tax Partnership’s taxpayer identification number, and shall include, without limitation, the Cost Reconciliation Account and any Carried Costs Balance Account.

Appendix I

“Tax Partnership Agreement” has the meaning set forth in Section 15.3.

“Tax Purposes” has the meaning set forth in Section 15.3.

“Tax Return” means any return, declaration, report or information return (including any related or supporting estimates, elections, schedules, statements, or information) filed or required to be filed in connection with the determination, assessment, or collection of any Tax.

“Third Cash Payment” has the meaning set forth in Section 3.1(b).

“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Third Party Claim” has the meaning set forth in Section 13.7(b).

“Third Party Operating Agreements” has the meaning set forth in the Development Agreement.

“Title Arbitrator” has the meaning set forth in Section 5.3(j).

“Title Benefit” means any right, circumstance or condition that operates to (a) increase the Net Revenue Interest of CONSOL in any Lease or Marcellus Well above that shown for such Lease or Marcellus Well in Exhibit A or Exhibit B (as applicable) to the extent the same does not cause a greater than proportionate increase in CONSOL’s Working Interest therein, (b) increase the Minimum Net Acres of CONSOL in any Area, or (c) decrease the Working Interest of CONSOL in any Marcellus Well below that shown for such Marcellus Well in Exhibit B to the extent the same causes a decrease in CONSOL’s Working Interest that is proportionately greater than the decrease in CONSOL’s Net Revenue Interest therein below that shown in Exhibit B.

“Title Benefit Amount” has the meaning set forth in Section 5.3(e).

“Title Benefit Notice” has the meaning set forth in Section 5.3(b).

“Title Benefit Property” has the meaning set forth in Section 5.3(b).

“Title Defect” means any Encumbrance or other matter that causes CONSOL not to have Defensible Title (or would cause CONSOL not to have Defensible Title as of Closing unless curative action is taken prior to Closing) in and to the Leases or Marcellus Wells; provided that the following shall not be considered Title Defects:

(a)           defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless Noble provides affirmative evidence that such failure or omission results in another Person’s superior claim of title to the relevant Lease or Marcellus Well;

Appendix I

(b)           defects arising out of lack of survey, unless a survey is expressly required by applicable Laws;

(c)           defects arising out of lack of corporate or other entity authorization, unless such lack of authorization results in Third Party’s actual and superior claim of title to the relevant property;

(d)           defects based on a gap in CONSOL’s chain of title to any Lease in the applicable federal, state or county records existing prior to 1960 and, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain or runsheet, which documents shall be included in a Title Defect Notice, all other defects based on a gap in CONSOL’s chain of title to any Lease in the applicable federal, state or county records;

(e)           defects that have been cured by applicable Laws of limitations or prescription;

(f)           defects based upon the exercise of any Preferential Purchase Right;

(g)           defects that cause CONSOL to have less Net Acres for any Lease than the Net Acres set forth in Exhibit A with respect to such Lease unless if, after accounting for any such deficit in the Net Acres for any Lease, the actual aggregate Net Acres in the Area in which such Lease is located would be less than the Minimum Net Acres for such Area;

(h)           any Encumbrance or loss of title resulting from CONSOL’s conduct of business after the date hereof in compliance with this Agreement;

(i)            defects based solely on: (i) lack of information in CONSOL's files; (ii) references to an unrecorded document(s) to which neither CONSOL or any Affiliate is a party, if such document is dated earlier than January 1, 1960 and is not in CONSOL’s files; or (C) Tax assessment, Tax payment or similar records (or the absence of such activities or records);

(j)            defects as a consequence of cessation of production, insufficient production or failure to conduct operations during any period after the completion of a Well capable of production in paying quantities on any of the Leases held by production, or lands pooled or unitized therewith, except to the extent the cessation of production is affirmatively shown to exist such that it would give rise to a right to terminate the Lease, which document shall be included in the Title Defect Notice; and

(k)           defects arising from any change in Laws after the date hereof or from the outcome of any minimum royalty or related litigation.

“Title Defect Amount” has the meaning set forth in Section 5.3(g).

“Title Defect Claim Date” means on or before 5:00 p.m. (Central Time) on the date that is 18 months after the Closing Date, or if such day is not a Business Day, on the first Business Day following such date.

Appendix I

“Title Defect Deductible” means 1.0% of the Total Amount.

“Title Defect Notice” has the meaning set forth in Section 5.3(a).

“Title Defect Notice Date” has the meaning set forth in Section 5.3(c).

“Title Defect Property” has the meaning set forth in Section 5.3(a).

“Title Disputes” has the meaning set forth in Section 5.3(j).

“Title Dispute Date” means, with respect to any Title Dispute, the date that is 60 days following the date upon which the Title Defect Notice or Title Benefit Notice that relates to the Title Defect or Title Benefit (or the amount thereof) that is the subject of the dispute has been received.

“Title Indemnity Agreement” has the meaning set forth in Section 5.3(d)(iii).

“Total Amount” means the Total Cost Sharing Payments together with the Carried Cost Obligation.

“Total Cost Sharing Payments” means the sum of the Closing Cash Payment and the Post Closing Cash Payments.

“Transaction Documents” means those documents executed and/or delivered on or prior to Closing pursuant to or in connection with this Agreement.

“Transfer Taxes” means sales, use, excise, real property transfer, registration, documentary, stamp, filing or transfer Taxes, recording fees and similar Taxes and fees incurred and imposed when, or with respect to, the transfer of property, as well as any interest, penalty or addition thereto whether disputed or not.

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.  All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.

“Units” has the meaning set forth in Section 2.1(a)(iii).

“Unit JOA” has the meaning set forth in the Development Agreement.

“Unit JOA Memorandum” has the meaning set forth in the Development Agreement.

“Water Use Agreement” means that Water Use Agreement by and among CONSOL, Noble and certain CONSOL Affiliates substantially in the form attached hereto as Exhibit L.

“Wells” has the meaning set forth in Section 2.1(a)(ii).

Appendix I

“Well Imbalance” means any imbalance at the wellhead between the amount of Hydrocarbons produced from a Marcellus Well and allocable to the interests of CONSOL therein and the shares of production from the relevant Marcellus Well to which CONSOL is entitled, together with any appurtenant rights and obligations concerning future in kind and/or cash balancing at the wellhead.

“Willful Breach” means, with respect to any Party, that such Party does one or more of the following:  (a) such Party willfully and intentionally breaches in any material respect (by refusing to perform or taking an action prohibited) any material pre-Closing covenant applicable to such Party, (b) such Party intentionally misrepresents any of the matters covered by its representations or warranties under this Agreement as of the date hereof, or (c) such Party willfully and intentionally causes any its representations or warranties under this Agreement to not be true and correct in all material respects as of the Closing Date.  For clarity, if a Party is obligated hereunder to use its commercially reasonable efforts to perform an action or to achieve a result, the failure to use such commercially reasonable efforts would constitute a willful and intentional breach of this Agreement.

“Working Interest,” with respect to any Lease or Marcellus Well, means the interest in and to such Lease or Marcellus Well that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Lease or Marcellus Well, but without regard to the effect of any Burdens.

“WV Dry Area” means, collectively, those counties in which the Leases that are marked as being located in the “WV Dry” Area on Schedule 1.1 are located.

Appendix I